UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss. 240.14a-12

OceanFirst Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(a)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transactions applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transactions:

N/A

(5)	Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

OCEANFIRST FINANCIAL CORP.

975 HOOPER AVENUE

TOMS RIVER, NEW JERSEY 08754-2009

(732) 240-4500

April 2, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of OceanFirst Financial Corp. (the “Company”), the holding company of OceanFirst Bank. The Annual Meeting will be held on May 6, 2010, at 10:00 a.m., Eastern time, at the Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey, 08742.

The Notice of Annual Meeting and the proxy statement appearing on the following pages describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Company, as well as a representative of KPMG LLP, the Company’s independent registered public accounting firm, will be present at the Annual Meeting to respond to appropriate questions of the Company’s stockholders.

It is important that your shares are represented this year whether or not you are personally able to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. You may still vote your shares by proxy by signing and returning the enclosed proxy card promptly.

On behalf of the Board of Directors and all of the employees of the Company and OceanFirst Bank, we thank you for your continued interest and support.

Sincerely yours,

John R. Garbarino
Chairman

OCEANFIRST FINANCIAL CORP.

975 HOOPER AVENUE

TOMS RIVER, NEW JERSEY 08754-2009

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Thursday, May 6, 2010.

PLACE	The Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey.

ITEMS OF BUSINESS	(1) The election of two directors of the Company;

(2) The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

(3) Such other matters as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the annual meeting.

RECORD DATE	In order to vote, you must have been a stockholder at the close of business on March 9, 2010.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

John K. Kelly
Corporate Secretary

NOTE: Whether or not you plan to attend the Annual Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

OCEANFIRST FINANCIAL CORP.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2010

This proxy statement is being furnished to stockholders of OceanFirst Financial Corp. (the “Company”) the holding company of OceanFirst Bank (the “Bank”) in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on May 6, 2010 at 10:00 a.m. Eastern time, at the Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey, 08742 and at any adjournment or postponement of the Annual Meeting. The Annual Report of Stockholders, including the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2009, accompanies this proxy statement which is first being mailed to record holders on or about April 2, 2010.

Voting and Proxy Procedure

Who Can Vote at the Annual Meeting

You are entitled to vote your shares of the Company’s common stock only if the records of the Company show that you held your shares as of the close of business on March 9, 2010. As of the close of business on that date, a total of 18,821,956 shares of OceanFirst Financial Corp. common stock were outstanding and entitled to vote. Each share of common stock has one vote. As provided in Article Fourth of the Company’s Certificate of Incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock are not entitled to any vote in respect of the shares held in excess of this limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the limit supply information to the Company to enable the Board of Directors to implement and apply the limit.

Attending the Annual Meeting

If you are a beneficial owner of OceanFirst Financial Corp. common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of OceanFirst Financial Corp. common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote required

The Annual Meeting will be held only if there is a quorum. A majority of the outstanding shares of common stock entitled to vote and represented at the Annual Meeting constitutes a quorum. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner and casts an “uninstructed” vote.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the greatest number of votes will be elected. Broker non-votes may not be counted as votes cast in the election of directors. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of KPMG LLP as the independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting.

Voting by Proxy; Revocation of Proxy

This proxy statement is being sent to you by the Board of Directors of the Company for the purpose of requesting that you allow your shares of Company common stock to be represented at the Annual Meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the Annual Meeting by properly executed and dated proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends a vote “FOR” each of the nominees for director and “FOR” ratification of KPMG LLP as the independent registered public accounting firm.

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting in order to solicit additional proxies. If the Annual Meeting is adjourned or postponed, your Company common stock may be voted by the persons named in the proxy card on the new meeting dates as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the Annual Meeting, deliver a later dated and signed proxy card, or attend the Annual Meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee, that accompanies this proxy statement.

Participants in OceanFirst Financial Corp.’s and OceanFirst Bank’s Benefit Plans

If you participate in the OceanFirst Bank Employee Stock Ownership Plan or the OceanFirst Bank Matching Contribution Employee Stock Ownership Plan (collectively the “ESOP”), or the OceanFirst Bank Retirement Plan, (the “401(k) Plan”), you will receive a voting instruction form for each plan that reflects all shares you may vote under the particular plan. Under the terms of the ESOP, the trustee votes all shares held by the ESOP, but each participant in the ESOP may direct the trustee how to vote the shares of the Company common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares of Company common stock for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares of Company common stock in the plan credited to his or her account. The trustee will vote all shares for which no directions are given or for which timely instructions were not received in the same proportion as shares for which such trustee received timely voting instructions. The deadline for returning your voting instructions to each plan’s trustee is April 30, 2010.

If you have any questions about voting, please contact the Company’s proxy solicitor, Georgeson Inc., by calling toll free at 866-206-4955.

CORPORATE GOVERNANCE

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Corporate Governance Policies and Procedures

The Company has adopted a Corporate Governance Policy to govern certain activities, including:

(1)	the duties and responsibilities of the Board of Directors and each director;

(2)	the composition and operation of the Board of Directors;

(3)	the establishment and operation of Board committees;

(4)	convening executive sessions of independent directors;

(5)	succession planning;

(6)	the Board of Directors’ interaction with management; and

(7)	the evaluation of the performance of the Board of Directors, its committees and of the Chief Executive Officer.

In accordance with the Corporate Governance Policy, at least a majority of the directors on the Board must be “independent directors” as defined in the listing requirements of the Nasdaq Stock Market.

Effective February 21, 2007, upon the recommendation of the Corporate Governance/Nominating Committee, the Board adopted the stock ownership guidelines (“Guidelines”) for non-employee directors and those executive officers named in the proxy statement (“proxy officers”). The Guidelines were adopted to better align the interests of the non-employee directors and those executive officers named in the proxy statement with those of the Company’s stockholders. The Guidelines provide that each non-employee director must own shares of the Company’s common stock equal in market value to three times the value of the combined annual director retainers received from the Company and the Bank. Current directors are expected to attain the minimum ownership within three years of adoption of the Guidelines. Newly elected directors must meet the Guidelines within three years of first being elected and qualified. For purposes of the Guidelines, the following shares count towards meeting the ownership requirements: 1) shares beneficially owned by the director and by immediate family members sharing the same household; 2) vested and unvested restricted stock awards; 3) shares acquired upon the exercise of stock options; and 4) shares held in trust where the director or an immediate family member is the beneficiary. Until the Guidelines are met, all retainers will be paid in Company stock, and a director must retain the net shares delivered upon the vesting of restricted share awards or the exercise of stock options. Once achieved, the ownership guidelines must continue to be met during the period the director serves on the Board.

Similarly, the Guidelines require the Chief Executive Officer to own Company stock with a value equal to five times his annual base salary. The other proxy officers must own Company stock with a value equal to three times their annual base salary. Each officer must meet the share ownership requirements within five years of the Guidelines’ adoption. Shares that count towards the Guidelines’ requirement include those shares listed under the directors share ownership requirements with the addition of shares held in the officer’s ESOP and 401(k) account and the value of vested and unvested stock options, where such value is calculated as the cumulative expense recognized by the Company on its financial statements.

Board leadership structure. The Board is led by the Chairman of the Board, John R. Garbarino. Mr. Garbarino also serves as the President and Chief Executive Officer of the Company. The Board believes that combining the roles of Chairman and CEO provides an efficient and effective leadership model for the Company by fostering clear accountability, effective decision-making, and alignment on corporate strategy. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	the establishment of an independent lead director (“Lead Director”),

•

executive sessions of the independent directors at least twice per year to discuss, among other matters, the performance of the CEO, management succession planning and such other matters as the independent directors deem appropriate,

•	the opportunity at each regularly scheduled Board meeting to enter into executive session if desired by the independent directors,

•	seven of eight of the Board members are independent,

•	annual performance evaluation of the Chairman and CEO by the independent directors, and

•	the Company’s Board Committees are comprised entirely of independent members.

The Company’s Corporate Governance Policy provides that the Chairman of the Corporate Governance/Nominating Committee, currently Mr. John E. Walsh, shall also serve as the Lead Director. The Corporate Governance Policy provides that the duties of the Lead Director include assisting the Board in assuring compliance with and implementation of the Company’s Corporate Governance Policy, coordinating the agenda for and moderating sessions of the Board’s independent directors, and acting as principal liaison on certain issues between the independent and inside directors, including the Chairman of the Board, as applicable.

While the Board believes that the current leadership structure is best suited for the Company, it recognizes that other leadership models in the future might be more appropriate, depending on the circumstances. Accordingly, the Board periodically reviews its leadership structure.

Board role in the oversight of risk.

Under the Company’s Corporate Governance Policy, the business and affairs of the Company are managed by the officers under the direction of the Board. The Board is charged with providing oversight of the Company’s risk management processes. The Audit Committee is primarily responsible for overseeing the risk management function at the Company on behalf of the Board. In carrying out its responsibilities, the Audit Committee works closely with the Company’s Chief Risk Officer and other officers of the Company involved in risk management. The Audit Committee meets at least quarterly with executive management, the Chief Risk Officer, the internal auditor and the independent registered public accounting firm and receives a comprehensive report on risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Audit Committee also receives updates between meetings, as may be necessary, from the Chief Risk Officer, the Chief Executive Officer, the Chief Financial Officer and other members of management relating to risk oversight matters. The Audit Committee provides a report on risk management to the full Board on at least a quarterly basis. In addition, each quarter, the Audit Committee will discuss with management and the independent registered public accountant their review of the Company’s financial statements and significant findings based upon the independent registered public accounting firm’s review. The Company’s Chief Risk Officer performs a risk-based assessment of each of the Bank’s products, services, operations and regulatory requirements to determine the overall risk to the Bank. The Chief Risk Officer’s compliance report, including the latest risk-based assessment, is provided annually to the Board. During the period in which the Company participated in the U.S. Treasury’s TARP program, the Human Resources/Compensation Committee reviewed the compensation plans of the Senior Executive Officers (“SEOs”) to ensure that these plans did not encourage SEOs to take unnecessary and excessive risks that would threaten the value of the Company.

Code of Ethics and Standards of Personal Conduct

The Company and Bank have adopted a Code of Ethics and Standards of Personal Conduct that is designed to ensure that all directors, executive officers and employees of the Company and Bank, meet the highest standards of ethical conduct. The Code of Ethics and Standards of Personal Conduct requires that all directors, executive officers and employees avoid conflicts of interest, protect confidential information and customer privacy, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Standards of Personal Conduct, all directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

As a mechanism to encourage compliance with the Code of Ethics and Standards of Personal Conduct, the Company and Bank established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Standards of Personal Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code.

Meetings of the Board of Directors

The Board of Directors of the Company and the Bank conduct business through meetings and the activities of the Boards and their committees. Board members are encouraged to attend all Board and Committee meetings. Their attendance and performance are among the criteria considered for re-nomination to the Board of Directors. During the fiscal year ended December 31, 2009, the Company’s Board of Directors held 17 meetings. All of the Directors of the Company attended at least 75% of the Board meetings and the committee meetings held on which such Directors served during the fiscal year ended December 31, 2009. The Board of Directors of the Company maintains an Audit Committee, a Human Resources/Compensation Committee and a Corporate Governance/Nominating Committee.

Committees of the Board of Directors

The following table identifies the standing committees and their members as of December 31, 2009.

Director	Audit Committee		Corporate Governance/ Nominating Committee		Human Resources/ Compensation Committee
Joseph J. Burke	X	*	X
Angelo Catania	X
John W. Chadwick
Carl Feltz, Jr.			X		X
Donald E. McLaughlin	X
Diane F. Rhine					X	*
John E. Walsh			X	*	X

Number of Meetings in 2009	5		2		4

*	Chairperson

Audit Committee. The Board of Directors has a separately-designated standing Audit Committee for the Company and Bank established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee acts under a written Charter adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com). Each member of the Audit Committee is “independent” in accordance with the listing standards of the Nasdaq Stock Market (“Nasdaq”). The Audit Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The Board has determined that Joseph J. Burke, the Audit Committee Chairman, Angelo Catania and Donald E. McLaughlin are “audit committee financial experts” under the Rules of the Securities and Exchange Commission. The report of the Audit Committee required by the Rules of the Securities and Exchange Commission is included in this proxy statement. See “Proposal 2-Ratification of Independent Registered Public Accounting Firm - Report of Audit Committee.”

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee of the Company takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance guidelines applicable to the Company and monitoring compliance with these policies and guidelines. In addition, the Corporate Governance/Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next annual meeting of stockholders. The Committee also recommends to the Board director candidates for each committee for appointment by the Board. Each member of the Corporate Governance/Nominating Committee is independent in accordance with the listing standards of the Nasdaq. The chairman of the Corporate Governance/Nominating Committee functions as Lead Director.

The Corporate Governance/Nominating Committee acts under a written Charter and the Corporate Governance Policy adopted by the Board of Directors. The Charter and the Policy are available on the Company’s website (www.oceanfirst.com). The procedures of the Corporate Governance/Nominating Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Corporate Governance/Nominating Committee Procedures.”

Human Resources/Compensation Committee. The Human Resources/Compensation Committee of the Company and the Bank (the “Compensation Committee”) meets to establish compensation for the executive officers and to review the incentive compensation program when necessary. The Compensation Committee acts under a written Charter adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com).

The Compensation Committee is also responsible for establishing certain guidelines and limits for compensation and benefit programs for other salaried officers and employees of the Company and the Bank. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq. The report of the Compensation Committee required by the Rules of the Securities and Exchange Commission is included in this proxy statement. See “Executive Compensation—Compensation Committee Report on Executive Compensation.”

STOCK OWNERSHIP

The following table provides information as of March 9, 2010 with respect to the persons known by the Company to be the beneficial owners of more than 5% of its outstanding stock. A person is considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address Of Beneficial Owner	Number of Shares Owned		Percent of Common Stock Outstanding
OceanFirst Bank, Employee Stock Ownership Plan (“ESOP”) and Matching Contribution ESOP 975 Hooper Avenue Toms River, New Jersey 08754-2009	1,969,961	(1)	10.47%

OceanFirst Foundation 1415 Hooper Avenue – Suite 304 Toms River, New Jersey 08753	1,393,593	(2)	7.40%

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	1,392,870	(3)	7.40%

(1)

Under the terms of the ESOP and the Matching Contribution ESOP, the Trustee will vote all allocated shares held in the ESOP and the Matching Contribution ESOP in accordance with the instructions of the participants. As of March 9, 2010, 1,282,218 shares and 123,485 shares had been allocated under the ESOP and the Matching Contribution ESOP, respectively, and 564,258 shares remain unallocated under the ESOP. Under the ESOP and the Matching Contribution ESOP, allocated shares and unallocated shares as to which voting instructions are not given by participants are to be voted by the Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(2)	All shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company’s Common Stock on all proposals considered by stockholders of the Company.
(3)	Based on SEC Form 13G filed by Wellington Management Company, LLP on February 12, 2010.

The following table provides information as of March 9, 2010, about the shares of the Company common stock that may be considered to be beneficially owned by each director, nominee for director and the Senior Executive Officers listed in the table under “Executive Compensation - Summary Compensation Table,” and by all such directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (excluding options)(1)	Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Common Stock Outstanding (2)
Directors
Joseph J. Burke (9)	11,378	5,169	16,547.09%
Angelo Catania (9)	10,717	5,169	15,886.08%
John W. Chadwick (8)(9)	11,071	24,169	35,240.19%
Carl Feltz, Jr. (9)	96,027	24,169	120,196.64%
John R. Garbarino (3)(4)(10)	528,278	419,602	947,880	4.93%
Donald E. McLaughlin (5)(9)	65,128	24,169	89,297.47%
Diane F. Rhine (6)(9)	47,212	24,169	71,381.38%
John E. Walsh (9)	17,194	64,429	81,623.43%
Senior Executive Officers who are not also Directors
Michael J. Fitzpatrick (3)(11)	159,927	155,440	315,367	1.66%
Vito R. Nardelli (3)(12)	33,471	76,302	109,773.58%
John K. Kelly (3)(7)(13)	116,906	51,312	168,218.89%
Joseph J. Lebel, III (3)(14)	10,592	13,536	24,128.13%

All directors and senior executive officers as a group (12 persons)	1,107,901	887,635	1,995,536	10.12%

(1)	Each person effectively exercises sole (or shared with spouse or other immediate family members) voting power as to shares reported as of the Record Date.
(2)	Percentages with respect to each person or group of persons have been calculated on the basis of 18,821,956 shares of the Company’s Common Stock, the number of shares of Company Common Stock outstanding and entitled to vote as of March 9, 2010, plus the number of shares of Company Common Stock which such person or group of persons has the right to acquire within 60 days of March 9, 2010 by the exercise of stock options.
(3)	Includes 56,247, 58,661, 7,927, 2,868 and 49,669 shares held in trust pursuant to the ESOP and Matching Contribution ESOP which have been allocated to Messrs. Garbarino, Fitzpatrick, Nardelli, Lebel and Kelly, respectively, as of March 9, 2010. Such persons have sole voting power, but no investment power, except in limited circumstances, as to such shares.
(4)	Includes 14,445 shares owned by Mr. Garbarino’s wife and 11,788 shares held by Mr. Garbarino and his wife as co-Trustees.
(5)	Includes 4,964 shares owned by Mr. McLaughlin’s wife.
(6)	Includes 700 shares for which Ms. Rhine acts as custodian.
(7)	Includes 6,474 shares owned by Mr. Kelly’s wife and 6,000 shares held by Mr. Kelly’s wife as co-Trustee.
(8)	Includes 2,400 shares held by Mr. Chadwick as Trustee.
(9)	Includes 1,332 unvested shares. On February 15, 2006, each non-employee director was awarded 345 unvested shares which vest at a rate of 20% per year commencing February 15, 2007 under the OceanFirst Financial Corp. Amended and Restated 1997 Incentive Plan. On February 21, 2007, each non-employee director was awarded 434 unvested shares which vest at a rate of 20% per year commencing March 1, 2008 under the 2006 Stock Incentive Plan. On February 20, 2008, each non-employee director was awarded 335 unvested shares which vest at a rate of 20% per year commencing March 1, 2009 under the 2006 Stock Incentive Plan. On February 18, 2009, each non-employee director was awarded 355 unvested shares which vest at a rate of 20% per year commencing March 1, 2010 under the 2006 Stock Incentive Plan. On February 17, 2010, each non-employee director was awarded 605 unvested shares which vest at a rate of 20% per year commencing March 1, 2011 under the 2006 Stock Incentive Plan.

(10)	Includes 34,403 unvested shares. On February 15, 2006, Mr. Garbarino was awarded 4,658 unvested shares which vest at a rate of 20% per year commencing February 15, 2007 under the OceanFirst Financial Corp. Amended and Restated 1997 Incentive Plan. On February 21, 2007, Mr. Garbarino was awarded 3,909 unvested shares which vest at a rate of 20% per year commencing March 1, 2008 under the 2006 Stock Incentive Plan. On February 20, 2008, Mr. Garbarino was awarded 3,000 unvested shares which vest at a rate of 20% commencing March 1, 2009 under the 2006 Stock Incentive Plan. On July 21, 2009, Mr. Garbarino was awarded a total of 27,051 unvested shares under the 2006 Stock Incentive Plan, 14,398 of which vest on July 21, 2011, and 12,653 of which vest at 0% or between 50% to 100% on July 21, 2011, depending upon the attainment of defined performance goals for the one year period ending December 31, 2009. Based on the Company’s performance during the performance period, 10,262 shares (81.1% of the 12,653 share award) were earned and will vest on July 21, 2011. The remaining 2,391 shares have been forfeited. On February 17, 2010, Mr. Garbarino was awarded 5,450 unvested shares which vest at a rate of 20% per year commencing March 1, 2011 under the 2006 Stock Incentive Plan.
(11)	Includes 11,153 unvested shares. On February 21, 2007, Mr. Fitzpatrick was awarded 1,303 unvested shares which vest at 20% per year commencing March 1, 2008 under the 2006 Stock Incentive Plan. On February 20, 2008, Mr. Fitzpatrick was awarded 1,000 unvested shares which vest at a rate of 20% per year commencing March 1, 2009 under the 2006 Stock Incentive Plan. On July 21, 2009, Mr. Fitzpatrick was awarded a total of 9,076 unvested shares under the 2006 Stock Incentive Plan, 4,538 of which vest on July 21, 2011, and 4,538 of which vest at 0% or between 50% to 100% on July 21, 2011, depending upon the attainment of defined performance goals for the one year period ending December 31, 2009. Based on the Company’s performance during the performance period, 3,681 shares (81.1% of the 4,538 share award) were earned and will vest on July 21, 2011. The remaining 857 shares have been forfeited. On February 17, 2010, Mr. Fitzpatrick was awarded 1,815 unvested shares which vest at a rate of 20% per year commencing March 1, 2011 under the 2006 Stock Incentive Plan.
(12)	Includes 12,301 unvested shares. On February 21, 2007, Mr. Nardelli was awarded 1,303 unvested shares which vest at 20% per year commencing March 1, 2008 under the 2006 Stock Incentive Plan. On February 20, 2008, Mr. Nardelli was awarded 1,000 unvested shares which vest at a rate of 20% per year commencing March 1, 2009 under the 2006 Stock Incentive Plan. On July 21, 2009, Mr. Nardelli was awarded a total of 10,471 unvested shares under the 2006 Stock Incentive Plan, 4,625 of which vest on July 21, 2011, and 5,846 of which vest at 0% or between 50% to 100% on July 21, 2011, depending upon the attainment of defined performance goals for the one year period ending December 31, 2009. Based on the Company’s performance during the performance period, 4,741 shares (81.1% of the 5,846 share award) were earned and will vest on July 21, 2011. The remaining 1,105 shares have been forfeited. On February 17, 2010, Mr. Nardelli was awarded 1,815 unvested shares which vest at a rate of 20% per year commencing March 1, 2011 under the 2006 Stock Incentive Plan.
(13)	Includes 4,564 unvested shares. On February 21, 2007, Mr. Kelly was awarded 434 unvested shares which vest at 20% per year commencing March 1, 2008 under the 2006 Stock Incentive Plan. On February 20, 2008, Mr. Kelly was awarded 335 unvested shares which vest at a rate of 20% per year commencing March 1, 2009 under the 2006 Stock Incentive Plan. On July 21, 2009, Mr. Kelly was awarded a total of 4,014 unvested shares under the 2006 Stock Incentive Plan, 1,745 of which vest on July 21, 2011, and 2,269 of which vest at 0% or between 50% to 100% on July 21, 2011, depending upon the attainment of defined performance goals for the one year period ending December 31, 2009. Based on the Company’s performance during the performance period, 1,840 shares (81.1% of the 2,269 share award) were earned and will vest on July 21, 2011. The remaining 429 shares have been forfeited. On February 17, 2010, Mr. Kelly was awarded 605 unvested shares which vest at a rate of 20% per year commencing March 1, 2011 under the 2006 Stock Incentive Plan.
(14)

Includes 4,651 unvested shares. On February 20, 2008, Mr. Lebel was awarded 335 unvested shares which vest at a rate of 20% per year commencing March 1, 2009 under the 2006 Stock Incentive Plan. On July 21, 2009,

Mr. Lebel was awarded a total of 4,538 unvested shares under the 2006 Stock Incentive Plan, 873 of which vest on July 21, 2011, and 3,665 of which vest at 0% or between 50% to 100% on July 21, 2011, depending upon the attainment of defined performance goals for the one year period ending December 31, 2009. Based on the Company’s performance during the performance period, 2,973 shares (81.1% of the 3,665 share award) were earned and will vest on July 21, 2011. The remaining 692 shares have been forfeited. On February 17, 2010, Mr. Lebel was awarded 605 unvested shares which vest at a rate of 20% per year commencing March 1, 2011 under the 2006 Stock Incentive Plan.

PROPOSALS TO BE VOTED ON AT THE MEETING

Proposal 1. Election of Directors

The Company’s Board of Directors currently consists of eight directors. All of the directors are independent under the current listing standards of Nasdaq, except for John R. Garbarino, Chairman, President and Chief Executive Officer of the Company and the Bank. The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. Each of the members of the Board also serves as a director of the Bank. The Board of Directors’ nominees for election this year, to serve for a three year term or until their respective successors have been elected and qualified, are Messrs. Donald E. McLaughlin and John E. Walsh each of whom are currently directors of the Company and the Bank. The experience and qualifications of each director are set forth under “Nominees for Election of Director.”

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares and approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of Messrs. Donald E. McLaughlin and John E. Walsh.

Information With Respect to Nominees, Continuing Directors and Certain Executive Officers

Information regarding the Board of Directors’ nominees for election at the Annual Meeting, as well as information regarding the continuing directors and the SEOs listed in the table under “Executive Compensation - Summary Compensation Table” who are not directors is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated for each individual is as of December 31, 2009. The indicated period of service as a director includes service as a director of OceanFirst Bank.

Nominees for Election of Director

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance/Nominating Committee and the Board to determine that the person should serve as a director for the Company. The Board of Directors has determined that the Board as a whole must have the right diversity and mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Company considers the following requirements for each of its members of the Board:

1) Personal characteristics: Integrity and accountability; informed judgment; financial literacy; mature confidence; and high performance standards.

2) Core competencies: Accounting and finance; business judgment; management; crisis response; industry knowledge; regional markets; leadership; and strategy/vision.

3) Director commitment: Time and effort; awareness and ongoing education; board attendance; other board commitments; stock ownership; changes in professional responsibilities; and length of service.

4) Team and company considerations: Balancing director contributions; diversity of skills; and Company financial condition.

The following directors have been nominated by the Corporate Governance/Nominating Committee for election to the Board with terms to expire in 2013:

Donald E. McLaughlin is a Certified Public Accountant (“CPA”), retired. Prior to his retirement in 2005, from Donald E. McLaughlin, CPA, P.C. Mr. McLaughlin was employed as a CPA for 35 years. As a CPA, Mr. McLaughlin worked on audits of corporations, both public and privately owned. Mr. McLaughlin has prepared financial statements and tax returns, analyzed financial statements and results of operations and advised clients on methods to better improve performance. He has also been employed as a controller at a company with annual sales of $40 million. Through his extensive experience as a CPA, Mr. McLaughlin provides significant expertise to the Board on public accounting and financial matters. Mr. McLaughlin has served on the Board of Directors since 1985. He is 62 years of age.

John E. Walsh is a licensed professional engineer and has been employed with CMX Engineering, Inc., a privately owned engineering company, currently as Executive Vice President and interim Chief Operating Officer. Prior to that time he was President of Bay Pointe Engineering Associates, Inc. At CMX, Mr. Walsh is responsible for all operational aspects of the business, including operational profitability and oversight of 380 professional engineers and technical staff. This experience provides the Board with management and leadership skills, as well as extensive knowledge of business and marketing plans, annual budgets, personnel/resource management, sales initiatives, financial reporting and client management. Neither CMX nor Bay Pointe Engineering Associates, Inc. is an affiliate of the Company. Mr. Walsh has served on the Board of Directors since 2000. He is 56 years of age.

The following directors have terms ending in 2011:

Joseph J. Burke is a CPA with over 30 years of experience specializing in the audits of banking institutions. He is a retired audit partner with KPMG LLP. This experience brings to the Board significant expertise in financial, accounting and auditing matters. KPMG LLP is not an affiliate of the Company. Mr. Burke has been a member of the Board since January 19, 2005. He is 62 years of age.

Angelo Catania is the Chief Executive Officer and Managing Member of HomeStar Services LLC, an air conditioning, heating, plumbing and electrical service company, where he has been employed since February 2005. Prior to that time, he was President and Chief Operating Officer of Petro, Inc., one of the largest home heating oil and services companies in the U.S. As President and COO of Petro, Mr. Catania was responsible for the oversight of approximately 2,800 employees that serviced over 535,000 residential and commercial accounts. Mr. Catania has also served as the corporate controller of a publicly-owned home heating oil delivery and service company, where he was responsible for accounting systems, bank relations, benefits, information technology and acquisitions. Mr. Catania’s experience as a senior officer of a large corporation brings to the Board significant management expertise and leadership skills, particularly as they relate to the use of technology to improve efficiency and customer service. Neither HomeStar Services LLC nor Petro, Inc. is an affiliate of the Company. He has been a member of the Board since January 18, 2006. He is 60 years of age.

John R. Garbarino has served as Chairman, President and Chief Executive Officer of the Company since 1995. He has served in various capacities for the Bank since 1971, and has been a member of the Bank’s senior management since 1979. In 1985 he was elected President and Chief Executive Officer of the Bank. He has been a member of the Bank’s Board of Directors since 1984, and was appointed Chairman of the Board in 1989. Mr. Garbarino brings extensive experience in banking and executive management to the Board. Mr. Garbarino’s experience and vision has resulted in OceanFirst Bank becoming the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey. His past involvement in leadership positions with the Federal Home Loan Bank of New York, the New Jersey Savings League, America’s Community Bankers, as well as numerous other community and business organizations during his 39 year career in banking provide insight to the Board on the factors that impact both the Company and its communities. Moreover, Mr. Garbarino’s day to day leadership and intimate knowledge of our business and operations provide the Board with Company-specific experience and expertise. He is 60 years of age.

The following directors have terms ending in 2012:

John W. Chadwick retired as the General Manager of Point Bay Fuel, a petroleum products distributor in late 2006. In his capacity as General Manager, Mr. Chadwick was responsible for the oversight of all aspects of the company’s operation, including its sixty-nine full-time employees which serviced approximately 15,000 accounts. Mr. Chadwick was responsible for all environmental issues, permits, advertising, insurance issues, public relations, consumer credit situations, contracting and buying of petroleum products and personnel decisions. Mr. Chadwick’s experience brings to the Board significant expertise in management, consumer affairs and leadership. Point Bay Fuel is not an affiliate of the Company. Mr. Chadwick has been a member of the Board of Directors since 2002. He is 68 years of age.

Carl Feltz, Jr. is a registered architect and has been a principal in the firm of Feltz & Frizzell Architects, LLC since 1977. Prior to that, Mr. Feltz was employed as an architect at a New York City architectural firm for 10 years. In his more than 40 years of experience, Mr. Feltz has provided architectural services on residential, commercial, public and industrial buildings. His background in managing his own firm and his experience as an architect provides the Board with leadership and expertise in the local residential and commercial real estate markets. Feltz & Frizzell Architects, LLC is not an affiliate of the Company. Mr. Feltz has been a member of the Board of Directors since 1990. He is 71 years of age.

Diane F. Rhine has owned and operated her own real estate company since 1979. From October 2000 through November 2009, Ms. Rhine was a partner in Citta Rhine LLC. As of November 16, 2009, Ms. Rhine is President and sole owner of Citta & Cobb Inc. DBA as Rhine & Associates Inc. Ms. Rhine’s more than 30 years’ experience in residential real estate brokerage in Ocean County, New Jersey, brings to the Board management expertise and an extensive knowledge of the local real estate markets in which the Company conducts its business. Rhine & Associates Inc. is not an affiliate of the Company. Ms. Rhine has served on the Board of Directors since 1997. She is 60 years of age.

Senior Executive Officers Who Are Not Also Directors

Michael J. Fitzpatrick has been Executive Vice President and Chief Financial Officer of the Company since 1995. He has also been Executive Vice President and Chief Financial Officer of the Bank since 1992. Mr. Fitzpatrick has been employed by the Bank since 1992. He is 54 years of age.

Vito R. Nardelli has been Executive Vice President, Chief Operating Officer of the Bank since September 2005. He has been employed with the Bank since June 1, 2004. Prior to that date, he was employed in the banking industry for approximately 30 years. Mr. Nardelli began his career with Chase Manhattan Bank, N.A. as Vice President and Department Head – Letter of Credit Division. He held various executive level positions at Marine Midland Bank and Wachovia (formerly First Union). His broad experience has ranged in the areas of investment banking, international products/global collections and corporate and municipal finance. He most recently served as Director of Retail Banking for The Trust Company of New Jersey and, until 2003, as Division President of the Dime Savings Bank of New Jersey. Between 1991 and 1994, Mr. Nardelli served as Executive Director of the New Jersey Economic Development Authority. He is 60 years of age.

Joseph J. Lebel III has been First Senior Vice President, Chief Lending Officer of the Bank since May 2007. Before then, he was Senior Vice President of the Bank since he joined the Bank in April 2006. Before then, he was employed with Wachovia Bank N.A. for approximately 22 years, most recently as Senior Vice President. He is 47 years of age.

John K. Kelly has been First Senior Vice President and General Counsel of the Bank since May 2008 and before then was Senior Vice President and General Counsel of the Bank since 1990. He was Vice President and General Counsel of the Bank from 1988 until 1990. Mr. Kelly has been First Senior Vice President and Corporate Secretary of the Company since May 2008 and before then was Senior Vice President and Corporate Secretary of the Company since 1995. He has been Corporate Secretary of the Bank since 2002. Mr. Kelly has been employed by the Bank since 1988. He is 60 years of age.

Proposal 2. Ratification of Appointment

of the Independent Registered Public Accounting Firm

OceanFirst Financial Corp.’s independent registered public accounting firm for the fiscal year ended December 31, 2009 was KPMG LLP. Acting on the recommendation of the Audit Committee, the Board of Directors reappointed KPMG LLP to continue as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010, subject to ratification of such appointment by the stockholders. If stockholders do not ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the Audit Committee may consider other independent registered public accounting firms.

Representatives of KPMG LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2009 and December 31, 2008 by KPMG LLP:

	2009	2008
Audit fees	$415,000	$435,000
Audit related fees (1)	240,000	55,000
Tax related fees (2)	72,700	186,757
Other fees	—	—

	$727,700	$676,757

(1)	Audit-related fees are excluded from “Audit Fees” because the services were not required for reporting on the Company’s consolidated financial statements. Such fees are principally related to audits of financial statements of employee benefit plans, audit procedures relating to the U.S. Department of Housing and Urban Development (HUD) reporting requirements and services rendered in connection with registration statements on Forms S-3 and S-4 filed with the SEC in 2009.
(2)	Consists of tax filing and tax related compliance and other advisory services.

The Audit Committee believes that the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its Charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

During the year ended December 31, 2009, 100% of the audit related fees, tax related fees and other fees set forth above were approved by the Audit Committee.

Report of the Audit Committee

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Director of Internal Audit reports directly to the Audit Committee. The Director of Internal Audit conducted a risk assessment of the organization and submitted and implemented an internal audit plan for 2009.

The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and issuing an opinion on the conformity of these financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee reviewed and discussed the annual financial statements with management and the Company’s independent registered public accounting firm. As part of this process, management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also received and reviewed written disclosures and a letter from the independent registered public accounting firm regarding their independence as required under applicable standards for independent registered public accounting firms of public companies. The Audit Committee discussed with the independent registered public accounting firm the contents of such materials, their independence and additional matters required under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management. In concluding that the independent registered public accounting firm was independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.

The Audit Committee

Joseph J. Burke, CPA, Chairman

Donald E. McLaughlin, CPA, Retired

Angelo Catania

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section provides (i) a description of the structure and function of the Human Resources/Compensation Committee of the Board of Directors, (ii) a description of the objectives of the compensation program for the SEO positions, (iii) a discussion of the design of the SEO compensation program and (iv) a discussion of each material element of the SEO compensation program and the rationale for choosing to make the payments listed in the tables following this section.

Objectives of the Compensation Programs

The Company has the following objectives for the executive officer compensation program:

•	Attract, retain and reward highly qualified and productive executives by providing overall compensation that is competitive with other institutions with whom the Company competes for executive talent;

•	Motivate each individual to perform, to the best of their ability, in order to achieve targeted goals for the Company and the individual;

•	Improve Company performance, balance and avoid any unnecessary risk-taking with fundamental concepts of safety and soundness;

•	Establish compensation levels that provide the greatest potential rewards for positions of greatest responsibility within a framework that is internally equitable; and

•	Promote the long-term increase in the value of the Company by providing a portion of compensation in the form of Company common stock and stock options that vest over a period of years.

Impact of Company’s Participation in the Capital Purchase Program on Executive Compensation

On January 16, 2009, the Company voluntarily elected to participate in the Capital Purchase Program (“CPP”) of the Troubled Asset Relief Program (“TARP”) as established by the Emergency Economic Stability Act of 2008 (“EESA”) through the issuance of preferred stock and warrants to the U.S Department of the Treasury. One of the consequences of such participation was that the Company became subject to various restrictions on executive compensation and corporate governance imposed by EESA, as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), and the regulations of the Department of the Treasury. These restrictions were applicable to the Company until December 30, 2009, the date on which the Company redeemed all of the preferred stock previously issued to the Department of the Treasury. During that period, the Company complied with the following requirements:

•

The Company’s Human Resources/Compensation Committee semi-annually reviewed with the Chief Risk Officer the compensation arrangements of SEOs to ensure that such arrangements did not encourage the SEOs to take unnecessary and excessive risks and discussed and reviewed the relationship between risk management policies and SEO incentive compensation.

•

Bonuses, retention awards and incentive compensation paid to the SEOs and any of the next 20 most highly compensated employees were subject to recovery or “clawback” if the payments were based on materially inaccurate financial statements or any other materially inaccurate information.

•

No “golden parachute payments” were permitted to be paid to the SEOs and any of the next five most highly compensated employees. The term “golden parachute” means any severance payment resulting from termination of employment, except for services performed or benefits accrued.

•	The Company could not take income tax deductions for compensation payments to SEOs in excess of $500,000.

•

The Company could not pay to, or accrue for the benefit of, the five most highly compensated employees any bonus, retention award or incentive compensation, during the period in which the Treasury Department held the Company’s stock. The only exception was for the payment of long-term restricted stock that had a value that was not greater than  1/3 of the SEO’s total annual compensation. These restricted stock awards could not fully vest during the period in which the Treasury Department held the Company’s stock. This restriction did not apply to any bonus payment required to be paid pursuant to a written employment contract executed on or before February 11, 2009, or any bonus payment paid or accrued prior to June 15, 2009.

•

The Company could not maintain any employee compensation plan that would encourage any SEO to take unnecessary or excessive risks that would threaten the value of the Company or that would encourage any employee to manipulate the Company’s reported earnings in order to enhance his or her compensation. Compensation paid in violation of such restrictions would be subject to recovery or “clawback.”

•

The Company’s Human Resources/Compensation Committee was required to meet at least semi-annually to discuss and evaluate employee compensation plans in light of any proposed risk to the Company from such plans.

In accordance with the rules applicable to CPP participants set forth above, the Company paid in 2009 bonuses to its SEOs which were accrued and based upon the SEOs’ and the Company’s performance and attainment of goals under the Incentive Compensation Plan for fiscal 2008. These amounts are set forth in the Summary Compensation Table. During fiscal 2009, the Company was permitted to accrue for SEO bonuses up to June 15, 2009. No accruals or payments of bonuses were permitted for the period beginning on June 15, 2009 through the end of the TARP period, which for the Company was December 30, 2009. Accordingly, the Company paid in 2010 a bonus to its SEOs based upon the SEOs’ and Company’s performance and attainment of goals under the Incentive Compensation Plan for the period from January 1, 2009 through June 15, 2009. In addition, in accordance with the rules applicable to participants in the CPP, the Company granted shares of restricted stock to the SEOs which had a value not greater than one-third of the SEO’s total annual compensation and which did not fully vest at least until the end of the TARP period. A portion of the restricted share awards were performance based and were earned by the SEOs utilizing the Company performance criteria under the Incentive Compensation Plan for the year ended December 31, 2009. These shares are set forth in the Summary Compensation Table.

As part of the analysis and decision-making relating to the Company’s participation in the CPP, the Human Resources/Compensation Committee and the Board of Directors were apprised of the restrictions and limitations on executive compensation that would be imposed on the Company’s executive compensation program during the period in which the Company participated in the CPP.

Compensation Corporate Governance

Human Resources/Compensation Committee

The Human Resources/Compensation Committee is responsible for establishing compensation for the SEOs and other officers subject to the reporting requirements of Section 16 under the Securities Exchange Act of 1934, as amended (“Section 16 Officers”) and for establishing certain guidelines and limits for compensation and benefits programs for other salaried officers and employees of the Company and the Bank. The Human Resources/Compensation Committee annually reviews and evaluates base salary and annual bonus recommendations made for SEOs and Section 16 Officers by the CEO along with the rationale for such recommendations. The Human Resources/Compensation Committee also recommends to the Board for approval the compensation for the CEO, SEOs and Section 16 Officers. The CEO does not participate in the Human Resources/ Compensation Committee’s decision as to his compensation package. In establishing compensation levels, the Human Resources/Compensation Committee considers the Company’s overall objectives and performance, peer group comparisons and individual performance. The Human Resources/Compensation Committee is composed entirely of independent non-employee directors. The members of the Human Resources/Compensation Committee for fiscal 2009 were Diane F. Rhine (Chairperson), John E. Walsh and Carl Feltz, Jr.

Human Resources/Compensation Committee Charter

The Human Resources/Compensation Committee’s Charter reflects the Human Resources/Compensation Committee’s responsibilities described above. The Charter is periodically reviewed by the Human Resources/Compensation Committee and the Board of Directors. The Charter was revised in February 2009, and November 2009 based upon the Interim Final Rule issued by the Department of the Treasury on June 15, 2009, to clarify the Human Resources/Compensation Committee’s responsibilities regarding compliance with the CPP and the regulations related thereto issued by the U.S. Department of the Treasury. Following the redemption of the preferred shares issued to the Treasury, the Committee, in February 2010, amended the Charter to read in the form which existed prior to the Company’s participation in the CPP. A copy of the current Charter is available on the Company’s website (www.oceanfirst.com).

Compensation Consultant/Role of Management

The Human Resources/Compensation Committee has authority under its Charter to engage the services of independent third party experts to assist in reviewing and determining executive officer compensation. Pursuant to this authority, in December 2006 the Human Resources/Compensation Committee engaged Mercer Consulting, a nationally recognized consulting firm specializing in compensation and employee benefits, to provide an independent review of the executive officer and director compensation and benefits. The objectives of the independent review were to (i) assess the competitiveness of the Company’s total compensation program for executive officers and non-employee directors; and (ii) review performance based cash and stock compensation practices among peer banks. The consultant compared base salary, benefits, annual incentive and long term incentive compensation for each executive officer to a peer group of banking institutions having similar characteristics to the Company. Mercer’s 2006 Executive Compensation Survey report indicated that the Company’s total cash compensation benefits and long-term stock based incentives were competitive and within market practice. The report was used as a reference point for setting the 2007 and 2008 compensation.

In late May 2008, the Human Resources/Compensation Committee engaged Watson Wyatt Worldwide (“Watson Wyatt”) to perform a similar study to be used for setting compensation for 2009 through June 30, 2010. Watson Wyatt developed a peer group which approximates the Company’s operations, locale and size, which was used as a benchmark for pay and performance; reviewed the current level of executive compensation against peers; assessed the Company’s performance against peers and studied current director compensation levels against peers. The peer group selected by Watson Wyatt included:

Alliance Financial Corp. (NY) – NASDAQ: ALNC

Center Bancorp, Inc. (NJ) – NASDAQ: CNBC

Dime Community Bancshares (NJ) – NASDAQ: DCOM

Flushing Financial Corp. (NY) – NASDAQ: FFIC

Hudson Valley Holding Corp. (NY) – NASDAQ: HUVL

Kearny Financial Corp. (NJ) – NASDAQ: KRNY

Lakeland Bancorp, Inc. (NJ) – NASDAQ: LBAI

Peapack-Gladstone Financial Corp. (NJ) – NASDAQ: PGC

Provident New York Bancorp (NY) – NASDAQ: PBNY

Rockville Financial Inc. (CT) – NASDAQ: RCKB

Smithtown Bancorp, Inc. (NY) – NASDAQ: SMTB

State Bancorp, Inc. (NY) – NASDAQ: STBC

Sterling Bancorp. (NY) – NASDAQ: STL

Suffolk Bancorp (NY) – NASDAQ: SUBK

Trustco Bank Corp (NY) – NASDAQ: TRST

In 2009, the Company retained Watson Wyatt to update its 2008 study. In both its 2008 study and its 2009 update, Watson Wyatt found that the Company’s executive compensation closely tracks the median of the peers in both total cash and total direct compensation. The 2008 study, together with the 2009 update, were used to set and establish executive compensation for the second half of 2009 and the first half of 2010 compensation. The Human Resources/Compensation Committee intends to engage a compensation consultant in March 2010 to perform a similar study for establishing SEO, Section 16 Officer and director compensation for the last half of 2010 and the first half of 2011.

Executive management and outside advisors are invited to Human Resources/Compensation Committee meetings to provide their views on compensation matters. The CEO participates in the process of determining senior officer compensation by making recommendations to the Human Resources/Compensation Committee as requested by the Human Resources/Compensation Committee regarding base salary adjustments, incentive plan awards and equity plan awards. Mr. Garbarino does not participate in decisions relating to his compensation.

Human Resources/Compensation Committee Activities in 2009 and Early 2010

The Human Resources/Compensation Committee met four times during the fiscal year ended December 31, 2009. Among other actions taken in 2009, the Human Resources/Compensation Committee reviewed the Bank Officers’ compensation, incentive goals and incentive compensation, recommended the awards of stock options and awards of restricted stock to the Bank Officers, SEOs, Section 16 Officers and non-employee directors for consideration by the Board and reviewed the Company’s compliance with the restrictions imposed on executive compensation under the TARP.

In March and November 2009, the Human Resources/Compensation Committee met with the Chief Risk Officer as required by Treasury Department regulations. As part of its review, the Human Resources/Compensation Committee received a presentation regarding risks to which the Company is subject, including strategic, liquidity, interest rate, operational, credit quality, regulatory and other risks. The Human Resources/Compensation Committee also received an analysis of the controls in place, as well as an analysis of the Company’s executive compensation program. Based on this review, the Human Resources/Compensation Committee concluded that the Company’s executive compensation program does not encourage the Company’s SEOs or Section 16 Officers to take excessive or unnecessary risks that threaten the value of the franchise.

Compensation Program Design

Cash Compensation

Current cash compensation consists of base salary and a performance-based cash bonus under the annual Incentive Compensation Plan. The base salary levels for the SEOs and Section 16 Officers are intended to be competitive with the practices of comparable financial institutions at appropriate levels to motivate individuals to discharge the responsibilities of their position. The Human Resources/Compensation Committee adjusts the SEOs’ and Section 16 Officers’ base salary annually. In making these adjustments, the Human Resources/Compensation Committee takes into account individual and Company performance; the total current and potential compensation of a given officer; the levels of compensation paid by institutions that compete with OceanFirst for executive talent; and the relative level of compensation in comparison to other executive officers. Messrs. Garbarino, Nardelli and Fitzpatrick have employment agreements with OceanFirst and receive base salaries under those agreements, subject to annual review and adjustments. The Human Resources/Compensation Committee makes salary decisions in an annual review for the SEOs and Section 16 Officers with input from the CEO. Mr. Garbarino does not participate in decisions relating to his compensation.

Impact of Performance on Cash Compensation

Under the 2009 Incentive Compensation Plan, a significant portion of each executive officer’s annual cash compensation is contingent on the performance of the Company, the Bank and the individual. Under the Incentive Compensation Plan, a variable bonus pool is established annually based on the Company’s level of achievement of pre-established financial performance objectives. Ordinarily, bonuses to SEOs and Section 16 Officers are awarded based on the total amount of the bonus pool reflecting Company performance and individual performance.

While annual cash-based incentive bonus awards play an appropriate role in the executive compensation program, the Company believes that it maintains the appropriate balance of base salary and incentive compensation that would not encourage strategies and risk-taking that might not align with the long term best interests of the Company and its stockholders. The Company utilizes an Incentive Compensation Plan which sets forth target bonuses ranging from 25% to 50% of base salary for its SEOs and Section 16 Officers. The use of equity-based long term compensation, in combination with executive share ownership requirements, reflects the Company’s compensation program’s goals of aligning the interests of executives and stockholders, thereby reducing the exposure to unnecessary risk taking.

In addition to the performance-based compensation paid under the Incentive Compensation Plan, the Company may from time to time make discretionary cash bonus payments to rectify inequities or recognize outstanding performance. No such discretionary bonuses were made to SEOs or Section 16 Officers during fiscal 2009.

Equity Compensation Plan

During fiscal 2009, the Company used the 2000 Stock Option Plan and 2006 Stock Incentive Plan (the “Stock Plans”) to attract, retain and motivate non-employee directors and employees by providing for or increasing their economic interests in the success of the Company. Equity grants under the Stock Plans complement total compensation packages as well as enable the Company to align director and executive management interests as shareholders of the Company. The 2006 Stock Incentive Plan provides for awards of stock options and restricted stock. The 2000 Stock Option Plan expired by its terms on January 19, 2010. Both the 2000 Stock Option Plan and the 2006 Stock Incentive Plan were presented to, and approved by, the Company’s stockholders. Awards under the Stock Plans are described under “Elements of Compensation – Equity Incentive Awards.”

Elements of Compensation

Overview

The SEO compensation program consists of the following elements: (1) base salary; (2) a performance-based annual cash bonus under the annual Incentive Compensation Plan; (3) retirement benefits under the Employee Stock Ownership Plan and 401(k) Plan and welfare benefits under the group benefit programs; (4) supplemental retirement benefits for select SEOs under the Supplemental Executive Retirement Plan; (5) Company-paid automobile benefit for selected SEOs; (6) awards of stock options and restricted shares of Company common stock under the equity compensation plans; (7) eligibility for payments and benefits in the event of certain employment terminations and/or in the event of a change in control of the Company; and (8) nonqualified deferred compensation under the Deferred Compensation Plan for Executives. The following describes the elements of compensation and provides information on the decisions regarding 2009 compensation.

Cash Incentive Awards

The Company determined cash incentive awards for 2009 in accordance with guidelines established by the Human Resources/Compensation Committee. The SEO and Section 16 Officers annual Incentive Compensation Bonus is contingent on the performance of the Company, the Bank and the individual. The Incentive Compensation Plan compares actual Bank performance against targets that are approved by the Human Resources/Compensation Committee at the beginning of each year. The targets are weighted between individual objectives and the Company’s success in achieving its financial goals. Targeted bonus levels for SEOs in 2009 ranged from 25% to 50% of base salary. Generally, the higher the level of responsibility of the officer or employee in the Company, the greater the percentage of base salary that may be awarded under the Plan for achievement of performance goals. Ordinarily, if incentive compensation is paid out under the Plan, actual bonus payments may range from 50% of targeted bonus levels for threshold performance to 150% for superior performance. For 2009, the payout under the Incentive Compensation Plan was reduced to 45.8% of the payout that otherwise would have been made due to the restrictions on the payment or accrual of cash bonuses beginning June 15, 2009, through the end of the TARP period (December 30, 2009) in accordance with the regulations of the U.S Treasury.

For 2009, the Company performance metric was based on earnings per share, efficiency ratio, total shareholder return and internal audit scores, utilizing the following matrix:

Category	Weight	Threshold 50%	Target 100%	Superior 150%

Earnings Per Share (EPS)	50%	$1.15	$1.33	$1.40

Efficiency Ratio	20%	65.80%	63.50%	62.30%

Total Shareholder Return Against Peers (TSR)	20%	50th Percentile (8th of 16)	62.5 Percentile (10th of 16)	75th Percentile (12th of 16)

Internal Audit Score Average	10%	2.85	2.95	3.05

	100%

For purposes of the matrix, Earnings Per Share (EPS) and Efficiency Ratio are the amounts set forth in the Company’s financial statements, as adjusted for certain non-recurring items which are approved by the Board of Directors. Total Shareholder Return Against Peers (TSR) is based on the Company’s stock and dividend performance measured against the group of fifteen similar financial institutions utilized by Watson Wyatt in its study. See “Compensation Corporate Governance – Compensation Consultant/Role of Management.” Internal Audit Score Average is calculated using the average audit score as determined by the Company’s Internal Auditor during the calendar year. Internal audit scores range from Unsatisfactory (1) to Superior (4). The Company must attain net income of at least $1.5 million and meet the threshold level in at least one category in order to pay any bonus based on the Company’s performance. For 2009, the Company’s adjusted EPS was $1.23, efficiency ratio was 62.3%, TSR was in the 44th Percentile and Audit Score Average was 3.12. Based on the weighting of the various Categories set forth above, the Bank’s performance funded at 81.1% of Target. Actual payout was further adjusted by the SEO’s performance. Based on the above matrix and performance of the Company, the Bank and the individual objectives established for each of the SEOs, payouts under the Plan totaled $116,400, $57,666, $42,716, $35,881 and $21,891 for Messrs. Garbarino, Nardelli, Fitzpatrick, Lebel and Kelly, respectively. As a result of the Company’s participation in the CPP, no cash bonuses were paid or accrued for the benefit of the SEOs from the period beginning on June 15, 2009 until December 30, 2009. Therefore, Incentive Compensation bonuses were paid out at 45.8% of the amount earned under the Plan. Had the Company not participated in the CPP, the payouts under the Plan would have been as follows: Mr. Garbarino - $254,148; Mr. Nardelli - $125,908; Mr. Fitzpatrick - $93,265; Mr. Kelly - $47,798 and Mr. Lebel - $78,344. The Company could not deduct for tax purposes any compensation paid or accrued to certain executive officers in excess of $500,000, during the period that the Company was a participant in the CPP.

Equity Incentive Awards

The Board, at the recommendation of the Human Resources/Compensation Committee, approved the grant of restricted stock awards to the SEOs, as permitted by ARRA, under the 2006 Stock Incentive Plan at a scheduled meeting in July 2009. The award levels and vesting schedule were determined based on various factors including performance and responsibilities of individual executives and the amount of awards previously granted. Awards in 2009 to the Senior Executive are presented under the “Stock Award” column of the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Benefits

All SEOs participate in the benefit plans generally available to the employees, including medical insurance, the 401(k) Plan and the Employee Stock Ownership Plan. The Company also maintains a Supplemental Executive Retirement Plan covering selected eligible SEOs. This plan is intended to promote continued service of covered executives by providing a supplement to the executive’s other qualified retirement plan benefits, which are limited by law. The benefit is based on the average of the highest compensation during any four consecutive calendar years and length of service with the Company.

Perquisites

The Company provided perquisites to selected SEOs in the form of Company-paid automobile benefits and golf club dues. In connection with the Company’s participation in the CPP, the Board adopted the Excessive and Luxury Expenditure Policy as required by ARRA, which was applicable to all Company employees. In addition, the Company retained its longstanding Travel and Entertainment Policy during the TARP period. Following the Company’s redemption of the preferred shares issued to Treasury, the Board rescinded the Excessive and Luxury Expenditure Policy. The adoption and rescission of the Excessive and Luxury Expenditure Policy had no material effect on the Company or on the benefits provided to SEOs. The SEOs remain subject to the Travel and Entertainment Policy.

Deferred Compensation

The Bank provides the SEOs with an opportunity to elect to defer current compensation under the Deferred Compensation Plan for Executives (“Deferral Plan”). The Deferral Plan permits eligible executives selected by the Bank’s Board to elect to defer receipt of up to 100% of base salary and annual bonus pursuant to the terms of the Deferral Plan.

Employment Agreements

The Bank and the Company have entered into employment agreements with Messrs. Garbarino, Nardelli and Fitzpatrick (individually, the “Executive”). The employment agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Messrs. Garbarino, Nardelli and Fitzpatrick.

The employment agreements provide for a three-year term for the Executives. The Bank employment agreement provides that the Board of the Bank, annually, may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of the Bank after conducting a performance evaluation of the Executive. The term of the Company employment agreement is extended on a daily basis unless written notice of non-renewal is given by the Board of the Company. In addition to the base salary, the agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel.

The agreements provide for termination, at any time, by the Bank or the Company for cause as defined in the agreements. In the event the Bank or the Company chooses to terminate the Executive’s employment for reasons other than for cause, or in the event of the Executive’s resignation from the Bank and the Company upon: (1) failure to re-elect the Executive to his current offices; (2) a material change in the Executive’s functions, duties or responsibilities; (3) material change in the Executive’s principal place of employment; (4) material reduction in the Executive’s salary; (5) a material breach of the agreement by the Bank, the Company, or the Executive, or in the event of Executive’s subsequent death, his beneficiary, beneficiaries or estate, as the case may be, would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive’s behalf to any employee benefit plans of the Bank or the Company during the remaining term of the agreement. The Bank and the Company would also continue to pay for the Executive’s life, health and disability coverage for the remaining term of the employment agreement.

Under the agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company (as defined in the employment agreement), the Executive or, in the event of the Executive’s death, his beneficiary, would be entitled to a severance payment equal to the greater of: (1) the payments due for the remaining term of the agreement; or (2) three times the average of the five preceding taxable years’ compensation. Such average compensation includes not only base salary, but also commissions, bonuses, contributions on behalf of the Executive to any pension or profit sharing plan, insurance payments, directors’ or committee fees and fringe benefits paid or to be paid to the Executive during the preceding five taxable years. The Bank and the Company would also continue the Executive’s life, health, and disability coverage for thirty-six months. Although both the Company and the Bank agreements provide for a severance payment in the event of a termination by the Company or the Bank, or in the event of a termination following a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

Payments to the Executive under the Bank’s agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company’s agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the agreements shall be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

Change in Control Agreements

For similar reasons as with the employment agreements, the Bank and the Company entered into change in control agreements (“CIC Agreements”) with Messrs. Kelly and Lebel (the “Executive”). The CIC Agreement provides for a two-year term. Commencing on the date of the execution of the Company’s CIC Agreement, the term is extended for one day each day until such time as the Board of Directors of the Company or the Executive elects by written notice not to extend the term, at which time the CIC Agreement will end on the second anniversary of the date of notice. The Company’s CIC Agreement provides that in the event voluntary or involuntary termination follows a change in control of the Bank or the Company (as defined in the agreement), the Executive would be entitled to a severance payment equal to two (2) times the Executive’s average annual compensation for the five years preceding termination. Annual compensation includes Base Salary, commissions, bonuses, contributions on behalf of the Executive to any pension and profit sharing plan, severance payments and fringe benefits paid or to be paid the Executive during such years. Additionally, in the event the Executive has been employed less than five years at the time of termination in connection with a change in control, the Executive’s annual compensation shall be annualized for any partial taxable year of employment or service as if the Executive was employed or served for the full taxable year. The Bank’s CIC Agreement is similar to that of the Company. The Bank CIC Agreement provides that the Board of the Bank may, annually, extend the CIC Agreement for an additional year so that the remaining term shall be two years, unless written notice of non-renewal is given by the Board of the Bank after conducting a performance evaluation of the Executive. However, any payments to the Executive under the Bank’s CIC Agreement, would be subtracted from any amount due simultaneously under the Company’s CIC Agreement. The Company and the Bank would also continue and pay for the Executive’s life, health and disability coverage for thirty-six (36) full calendar months following termination.

Payments to the Executive under the Bank’s CIC Agreement are guaranteed by the Company in the event that payments or benefits are not paid by the Bank.

Payments under the employment agreements and change in control agreements in the event of a change in control may constitute some portion of an excess parachute payment under section 280G of the Code for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank.

The Senior Executive Officers each granted a waiver acknowledging possible modifications to the Executive’s compensation and benefits, including those benefits under the employment agreements and the change in control agreements. These waivers were granted in order to comply with the restrictions on compensation discussed above under “Impact of Company’s Participation in the Capital Purchase Program on Executive Compensation” during the period in which the Company participated in the CPP. These waivers effectively terminated on December 30, 2009, the date that the Company repurchased all of the preferred stock issued to the Department of the Treasury, except that the Senior Executive Officers remain subject to the clawback provision discussed above under “Impact of Company’s Participation in the Capital Purchase Program on Executive Compensation”.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation paid or accrued by the Company during the fiscal year ended December 31, 2009 to or for the account of the CEO, Chief Financial Officer, and the other three (3) most highly compensated executive officers of the Company:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)		Total ($)
John R. Garbarino, President and Chief Executive Officer of the Company and the Bank	2009 2008 2007	537,500 528,616 510,692	310,000 50,430 86,663	— 151,178 260,010	116,400 206,561 128,000	— — —	434,296 423,630 405,215	(5)	1,398,196 1,360,415 1,390,580
Michael J. Fitzpatrick, Executive Vice President and Chief Financial Officer of the Company and the Bank	2009 2008 2007	243,150 235,615 226,785	104,000 16,810 28,888	— 50,393 86,670	42,716 77,554 45,480	5,234 6,979 6,298	94,243 93,852 103,547	(6)	489,343 481,203 497,668
Vito R. Nardelli, Executive Vice President and Chief Operating Officer of the Bank	2009 2008 2007	289,900 278,977 268,400	120,000 16,810 28,888	— 50,393 86,670	57,666 103,309 60,548	177 2,731 2,263	93,895 93,843 99,087	(7)	561,638 546,063 545,856
Joseph J. Lebel III, First Senior Vice President and Chief Lending Officer of the Bank	2009 2008 2007	202,100 193,662 174,738	52,000 5,631 —	— 16,799 19,260	35,881 54,176 60,204	— — —	20,262 24,395 24,744	(8)	310,243 294,663 278,946
John K. Kelly, General Counsel of the Bank, First Senior Vice President and Corporate Secretary of the Company and the Bank	2009 2008 2007	199,850 194,139 186,908	46,000 5,631 9,622	— 16,799 28,890	21,891 33,947 40,179	515 2,868 2,614	56,939 57,078 67,742	(9)	325,195 310,462 335,955

(1)	Reflects the value of restricted stock awards granted to the executive officers under the 2006 Stock Incentive Plan (the “2006 Stock Incentive Plan”) based on the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. See note 1 to Company’s consolidated financial statements for the year ended December 31, 2009, filed with the Company’s Form 10-K for assumptions made in the valuation. During 2009 the Company granted performance based and time based restricted stock awards to each of Messrs. Garbarino, Fitzpatrick, Nardelli, Lebel and Kelly totaling $310,000, $104,000, $120,000, $52,000 and $46,000, respectively. The performance based portion of the awards was earned based on Company performance in the one year period ending December 31, 2009. As a result of the Company’s performance over that period, Messrs. Garbarino, Fitzpatrick, Nardelli, Lebel and Kelly earned $282,595, $94,172, $107,337, $44,062 and $41,086, respectively of the awards which are included in the table provided that they meet the conditions of the awards for vesting.
(2)	Reflects the value of stock option awards granted to the executive officers under the 2000 Stock Option Plan based on the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 prior to 2009. No stock options were granted in 2009 for SEOs in compliance with TARP requirements.

(3)	Reflects payments made for each respective year under the Incentive Compensation Plan. In 2009, the Human Resources/Compensation Committee reduced the payouts under the Plan due to TARP requirements which only allowed 45.8% of the Incentive Bonus for calendar year 2009 to be accrued and paid for Messrs. Garbarino, Fitzpatrick, Nardelli, Lebel and Kelly.
(4)	Reflects the above-market earnings on amounts deferred under the Deferred Compensation Plan for Executives during fiscal 2009, 2008 and 2007.
(5)	Includes (a) the market value of Company Employee Stock Ownership Plan allocation of $9,493 in 2009, $15,100 in 2008 and $31,050 in 2007; (b) Company matching contribution to the 401(k) Plan of $8,575 in 2009, $8,050 in 2008 and $3,100 in 2007; (c) allocations under the Supplemental Executive Retirement Plan of $387,050 in 2009, $372,832 in 2008 and $343,742 in 2007; (d) Company-paid life insurance premiums of $5,544 in 2009, $3,612 in 2008 and $3,612 in 2007; (e) Company-provided automobile benefit of $13,951 in 2009, $14,774 in 2008 and $14,870 in 2007; and (f) Company-paid club dues of $9,683 in 2009, $9,262 in 2008 and $8,841 in 2007.
(6)	Includes (a) the market value of Company Employee Stock Ownership Plan allocation of $9,323 in 2009, $15,100 in 2008 and $31,050 in 2007; (b) Company matching contribution to the 401(k) Plan of $8,298 in 2009, $8,050 in 2008 and $6,395 in 2007; (c) allocations under the Supplemental Executive Retirement Plan of $61,975 in 2009, $56,316 in 2008 and $51,089 in 2007; (d) Company-paid life insurance premiums of $1,245 in 2009, $1,168 in 2008 and $1,118 in 2007; and (e) Company provided automobile benefit of $13,402 in 2009, $13,218 in 2008 and $13,895 in 2007.
(7)	Includes (a) the market value of Company Employee Stock Ownership Plan allocation of $9,427 in 2009, $15,100 in 2008 and $31,050 in 2007; (b) Company matching contribution to the 401(k) Plan of $8,575 in 2009, $8,050 in 2008 and $3,100 in 2007; (c) allocations under the Supplemental Executive Retirement Plan of $63,405 in 2009, $59,899 in 2008 and $54,802 in 2007; (d) Company-paid life insurance premiums of $4,364 in 2009, $2,632 in 2008 and $2,523 in 2007; and (e) Company-provided automobile benefit of $8,124 in 2009, $8,162 in 2008 and $7,612 in 2007.
(8)	Includes (a) the market value of Company Employee Stock Ownership Plan allocation of $7,729 in 2009, $12,679 in 2008 and $12,942 in 2007; (b) Company matching contribution to the 401(k) Plan of $5,865 in 2009, $5,106 in 2008 and $5,553 in 2007; (c) allocations under the Supplemental Executive Retirement Plan of $0; (d) Company-paid life insurance premiums of $668 in 2009, $610 in 2008 and $248 in 2007; and (e) Company-provided automobile benefit of $6,000 in 2009, $6,000 in 2008 and $6,000 in 2007.
(9)	Includes (a) the market value of Company Employee Stock Ownership Plan allocation of $7,666 in 2009, $12,709 in 2008 and $25,725 in 2007; (b) Company matching contribution to the 401(k) Plan of $4,996 in 2009, $4,854 in 2008 and $5,951 in 2007; (c) allocations under the Supplemental Executive Retirement Plan of $41,418 in 2009, $37,761 in 2008 and $34,389 in 2007; and (d) Company-paid life insurance premiums $2,859 in 2009, $1,754 in 2008 and $1,677 in 2007.

Grants of Plan-Based Awards

The following table sets forth certain information regarding stock options and restricted stock awards to the executive officers of the Company during the Company’s fiscal year ended December 31, 2009.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units (#)[2]	All Other Awards: Number of Securities Underlying Options (#)[3]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Option Awards ($)[4]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
John R. Garbarino	2/18/2009 7/21/2009	68,125	272,500	613,125	27,051			310,000

Michael J. Fitzpatrick	2/18/2009 7/21/2009	25,000	100,000	225,000	9,076			104,000

Vito R. Nardelli	2/18/2009 7/21/2009	33,750	135,000	303,750	10,471			120,000

Joseph J. Lebel III	2/18/2009 7/21/2009	21,000	84,000	189,000	4,538			52,000

John K. Kelly	2/18/2009 7/21/2009	12,813	51,250	115,313	4,014			46,000

(1)	Amounts shown represent the range of potential payouts for fiscal 2009 under the 2009 Incentive Compensation Plan. As described in the section titled “Cash Incentive Awards” in the Compensation Discussion and Analysis, the level of actual target payouts for 2009 under the Incentive Compensation Plan, were $116,400, $42,716, $57,666, $35,881 and $21,891, for Messrs. Garbarino, Fitzpatrick, Nardelli, Lebel and Kelly, respectively. The performance period for the non-equity grants was January 1, 2009 through June 14, 2009. No cash bonuses were accrued for the period beginning on June 15, 2009 through the end of the TARP period, which for the Company was December 30, 2009.
(2)	Refers to awards of restricted shares of Company common stock under the 2006 Stock Incentive Plan. Awards vest two years from date of grant of July 21, 2009.
(3)	In 2009, no stock options were granted to SEOs pursuant to TARP compliance.
(4)	Grant date fair value computed in accordance with FASB ASC Topic 718. See Footnote 1 to the “Summary Compensation Table” for the amount of restricted shares earned by the SEO.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding stock option and stock awards to the executive officers of the Company during the Company’s Fiscal year ended December 31, 2009:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Others Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Others Rights That Have Not Vested ($)
John R. Garbarino	120,000 90,000 90,000 3,430 3,806 37,800 24,300 12,758 — — — —	— — — — — 25,200 36,450 51,030 — — — —	— — — — — — — — — — — —	17.88 23.44 22.525 23.07 20.795 23.475 22.17 16.81 — — — —	2/20/12 5/30/13 5/28/14 1/19/15 4/20/15 2/15/16 2/21/17 2/20/18 — — — —	— — — — — — — — 1,863 2,345 2,400 24,660	— — — — — — — — 21,033 26,475 27,096 278,411	— — — — — — — — — — — —	— — — — — — — — — — — —
Michael J. Fitzpatrick	45,000 33,000 30,000 1,320 1,464 18,000 8,100 4,253 — — —	— — — — — 12,000 12,150 17,010 — — —	— — — — — — — — — — —	17.88 23.44 22.525 23.07 20.795 23.475 22.17 16.81 — — —	2/20/12 5/30/13 5/28/14 1/19/15 4/20/15 2/15/16 2/21/17 2/20/18 — — —	— — — — — — — — 782 800 8,219	— — — — — — — — 8,828 9,032 92,793	— — — — — — — — — — —	— — — — — — — — — — —
Vito R. Nardelli	30,000 780 866 18,000 8,100 4,253 — — —	— — — 12,000 12,150 17,010 — — —	— — — — — — — — —	22.38 23.07 20.795 23.475 22.17 16.81 — — —	6/01/14 1/19/15 4/20/15 2/15/16 2/21/17 2/20/18 — — —	— — — — — — 782 800 9,366	— — — — — — 8,828 9,032 105,742	— — — — — — — — —	— — — — — — — — —
Joseph J. Lebel III	6,000 1,800 1,418 — —	4,000 2,700 5,670 — —	— — — — —	22.74 20.25 16.81 — —	4/28/16 3/02/17 2/20/18 — —	— — — 268 3,846	— — — 3,026 43,421	— — — — —	— — — — —
John K. Kelly	15,000 10,000 10,000 676 751 6,000 2,700 1,418 — — —	— — — — — 4,000 4,050 5,670 — — —	— — — — — — — — — — —	17.88 23.44 22.525 23.07 20.795 23.475 22.17 16.81 — — —	2/20/12 5/30/13 5/28/14 1/19/15 4/20/15 2/15/16 2/21/17 2/20/18 — — —	— — — — — — — — 260 268 3,585	— — — — — — — — 2,935 3,026 40,475	— — — — — — — — — — —	— — — — — — — — — — —

(1)	Options vest as to 20% of the shares subject to the grant on each anniversary of the grant date, subject to the executive’s continued service on the relevant vesting dates. With respect to Mr. Garbarino’s stock options that have not vested, the options for 25,200 shares will vest in equal installments on February 15, 2010 and February 15, 2011; the options for 36,450 shares will vest in equal installments on February 21, 2010, February 21, 2011 and February 21, 2012; and the options for 51,030 shares will vest in equal installments on February 20, 2010, February 20, 2011, February 20, 2012 and February 20, 2013.

With respect to Mr. Fitzpatrick’s stock options that have not vested, the options for 12,000 shares will vest in equal installments on February 15, 2010 and February 15, 2011; the options for 12,150 shares will vest in equal installments on February 21, 2010, February 21, 2011 and February 21, 2012; and the options for 17,010 shares will vest in equal installments on February 20, 2010, February 20, 2011, February 20, 2012 and February 20, 2013.

With respect to Mr. Nardelli’s stock options that have not vested, the options for 12,000 shares will vest in equal installments on February 15, 2010 and February 15, 2011; the options for 12,150 shares will vest in equal installments on February 21, 2010, February 21, 2011 and February 21, 2012; and the options for 17,010 shares will vest in equal installments on February 20, 2010, February 20, 2011, February 20, 2012 and February 20, 2013.

With respect to Mr. Lebel’s stock options that have not vested, the options for 4,000 shares will vest in equal installments on April 28, 2010 and April 28, 2011; the options for 2,700 shares will vest in equal installments on March 2, 2010, March 2, 2011 and March 2, 2012; and the options for 5,670 shares will vest in equal installments on February 20, 2010, February 20, 2011, February 20, 2012 and February 20, 2013.

With respect to Mr. Kelly’s stock options that have not vested, the options for 4,000 shares will vest in equal installments on February 15, 2010 and February 15, 2011; the options for 4,050 shares will vest in equal installments on February 21, 2010, February 21, 2011 and February 21, 2012; and the options for 5,670 shares will vest in equal installments on February 20, 2010, February 20, 2011, February 20, 2012 and February 20, 2013.

(2)	With respect to Mr. Garbarino’s shares that have not vested, the 1,863 shares vest in equal installments on February 15, 2010 and February 15, 2011; the 2,345 shares vest in equal installments on March 1, 2010, March 1, 2011 and March 1, 2012; the 2,400 shares vest in equal installments on March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013; and the 24,660 shares will vest on July 21, 2011.

With respect to Mr. Fitzpatrick’s shares that have not vested, the 782 shares vest in equal installments on March 1, 2010, March 1, 2011 and March 1, 2012; the 800 shares vest in equal installments on March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013; and the 8,219 shares vest on July 21, 2011.

With respect to Mr. Nardelli’s shares that have not vested, the 782 shares vest in equal installments on March 1, 2010, March 1, 2011 and March 1, 2012; the 800 shares vest in equal installments on March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013; and the 9,366 shares vest on July 21, 2011.

With respect to Mr. Lebel’s shares that have not vested, the 268 shares vest in equal installments on March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013; and the 3,846 shares vest on July 21, 2011.

With respect to Mr. Kelly’s shares that have not vested, the 260 shares vest in equal installments on March 1, 2010, March 1, 2011 and March 1, 2012; the 268 shares vest in equal installments on March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013; and the 3,585 shares vest on July 21, 2011.

(3)	Market Value computed as of close of business on December 31, 2009 of $11.29.

Option Exercises and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of restricted shares during the Company’s fiscal year ended December 31, 2009.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
John R. Garbarino	—	—	2,314	25,236
Michael J. Fitzpatrick	—	—	461	4,370
Vito R. Nardelli	—	—	461	4,370
Joseph J. Lebel III	—	—	67	635
John K. Kelly	—	—	154	1,460

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plan

The Bank maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) to provide eligible executive officers with additional retirement benefits. The benefits provided under the SERP make up the difference between an amount up to 70% of the average of the highest compensation during any four consecutive calendar years and the benefits provided from the Bank’s 401(k) Retirement Plan plus the benefits which would have been provided from the Bank’s Retirement Plan (Pension Plan) which was frozen in 1996 and terminated in 1998. In addition, the SERP provides a benefit equal to the benefits lost from the ESOP due to the application of limitations imposed by the Code, as amended, on compensation and maximum benefits under the ESOP. The Bank established an irrevocable trust in connection with the SERP. This trust is funded with contributions from the Bank for the purpose of providing the benefits promised under the terms of the SERP. The assets of the trust are beneficially owned by the SERP participants, who recognize income as contributions are made to the trust. Earnings on the trust’s assets are taxable to the participants.

Nonqualified Deferred Compensation Plan for Executives

SEOs may participate in the Deferred Compensation Plan for Executives (“Deferral Plan”). This plan allows eligible officers selected by the Bank’s Board to defer receipt of up to 100% of base salary and annual bonus pursuant to the terms of the plan. The participating executive’s deferral is credited to a bookkeeping account and increased on the last day of each month by interest earned at the rate equal to the Stable Fund Rate for the 401(k) Plan plus 250 basis points.

The following table sets forth certain information regarding nonqualified deferred compensation benefits to SEOs of the Company during the Company’s fiscal year ended December 31, 2009:

Name	Plan	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (2)
John R. Garbarino	SERP Deferral Plan	— —	387,050 —	— —	— —	— —
Michael J. Fitzpatrick	SERP Deferral Plan	— —	61,975 —	— 19,542	— —	— 350,546
Vito R. Nardelli	SERP Deferral Plan	— —	63,405 —	— 659	— 135,689	— —
Joseph J. Lebel III	SERP Deferral Plan	— —	— —	— —	— —	— —
John K. Kelly	SERP Deferral Plan	— —	41,418 —	— 1,922	— 19,254	— 32,802

(1)	Represents Company annual SERP contributions. The Company’s contributions are held in trust for the irrevocable benefit of SERP participants. Company contributions and trust earnings are taxed to participants in the year they are added to the trust. SERP account balances are treated as participant assets, rather than Company assets, and are not reflected on the Company’s financial statements.
(2)	Excludes SERP account balances.

Potential Payments Upon Termination or Change in Control

The following describes the provisions of contracts, agreements or plans (other than plans available generally to salaried employees that do not discriminate in favor of executive officers) which provide for payments to executive officers at, following or in connection with termination of employment or a change in control of the Company.

Employment Agreements — Involuntary or Constructive Termination

The employment agreement of Messrs. Garbarino, Nardelli and Fitzpatrick provide for certain severance payments in the event employment is terminated by the Company or the Bank without cause or the executive terminates employment under the circumstances described above under “Employment Agreements.” The severance payment provided under the employment agreements would be equal to (i) the amount of remaining payments the executive would receive if he had continued employment during the remaining term of the agreement at the executive’s base salary as of the date of termination and (ii) an amount equal to the annual contributions that would have been made on executive’s behalf to any employee benefit plans of the Company or the Bank during the remaining term of the agreement based on contributions made as of the date of termination. In addition, the executive would receive continued life, medical, dental and disability coverage for the remaining term of the agreement. Payments, other than continued welfare benefits, would be made on a lump sum basis. Payments and benefits would be provided by either the Company or the Bank.

Employment Agreements — Involuntary or Constructive Termination Following Change in Control

The employment agreements for Messrs. Garbarino, Nardelli and Fitzpatrick provide for certain payments if the officer’s employment is terminated by the Company or the Bank following a “change in control” due to (i) the executive’s dismissal, other than for cause, or (ii) the executive’s voluntary resignation following any failure to reelect the Executive to his current offices, a material change in the Executive’s functions, duties or responsibilities, a material change in the Executive’s principal place of employment, material reduction in the Executive’s salary, or material breach of the employment agreement unless such termination is due to death or for cause, as defined in the agreement.

A “change in control” means a change in control of the Company or the Bank involving (a) an event reportable on form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; (b) a Change in Control within the meaning of the Home Owners’ Loan Act of 1933, the Federal Deposit Insurance Act or Office of Thrift Supervision regulations; (c) a person becoming beneficial owner, directly or indirectly, of 20% the outstanding securities of the Company or the Bank; (d) a change in majority control of the Board of Directors of the Company, other than a change approved by the incumbent board; (e) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or the Bank in which either entity is not the survivor; (f) a distribution soliciting proxies for shareholder approval of a plan of reorganization, merger or consolidation of the Company or the Bank as a result of which the outstanding shares of the class of securities then subject to the plan would be exchanged for or converted into cash or property or securities not issued by either entity; or (g) a tender offer is made for 20% or more of the voting securities of the Company or the Bank.

If the change in control benefit is triggered, the officer is entitled to a benefit equal to the greater of (A) three times the executive’s average annual compensation paid in the preceding five taxable years or (B) the payments due for the remaining term of the agreement. In addition, the executive would become entitled to continued life, medical, dental and disability coverage for 36 months following the change in control. In the event payments and benefits under employment agreements, together with other payments and benefits he may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, the employment agreements provide that the executive would be entitled to the greater of (i) the total net-after tax benefit or (ii) the net-after tax benefit after reduction of the aggregate parachute to an amount $1.00 less than the executive’s “base amount,” which is three times the executive’s average taxable compensation for the five tax years ending with the tax year prior to the change in control. Payments, other than continued welfare benefits, would be made on a lump sum basis. Benefits would be provided by the Company or the Bank.

Change in Control Agreements — Involuntary or Constructive Termination Following Change in Control

The change in control agreements with Messrs. Lebel and Kelly provide for certain payments if the officer’s employment is terminated by the Company or the Bank following a “change in control” due to (i) the executive’s dismissal other than for cause or (ii) the executive’s voluntary resignation following any failure to re-elect the Executive to his current offices, a material change in the Executive’s functions, duties or responsibilities, a material change in the Executive’s principal place of employment, a material change in the Executive’s salary, or a material breach of the change of control unless such termination is due to death or for cause, as defined in the agreement.

A “change in control” means a change in control of the Company or the Bank involving (a) an event reportable on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; (b) a Change in Control within the meaning of the Home Owners’ Loan Act of 1933, the Federal Deposit Insurance Act or Office of Thrift Supervision regulations; (c) a person becoming beneficial owner, directly or indirectly of 20% the outstanding securities of the Company or the Bank; (d) a change in majority control of the Board of Directors of the Company, other than a change approved by the incumbent board; (e) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or the Bank in which either entity is not the survivor; (f) a distribution soliciting proxies for a shareholder approval of a plan of reorganization, merger or consolidation of the Company or the Bank as a result of which the outstanding shares of the class of securities then subject to the plan would be exchanged for or converted into cash or property or securities not issued by either entity; or (g) a tender offer is made for 20% or more of the voting securities of the Company or the Bank.

If the change in control benefit is triggered, the officer is entitled to a benefit equal to two times the executive’s average annual compensation paid in the most recent five taxable years. In addition, the executive would become entitled to continued life, medical, dental and disability coverage for 36 months following the change in control. In the event payments and benefits under the change in control agreements, together with other payments and benefits he may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, the change in control agreements provide that payments under the agreements will be reduced to an amount $1.00 less than the executive’s “base amount,” which is three times the executive’s average taxable compensation for the five tax years ending with the tax year prior to the change in control. Payments, other than continued welfare benefits, would be made on a lump sum basis. Benefits would be provided by the Company or the Bank.

Equity Incentive Plan — Change in Control Grant

In the event of a change in control, the 2006 Stock Incentive Plan provides that each option award under the plan will become fully exercisable and remain exercisable for the duration of their term and all restricted stock awards will become fully vested. In addition, the plan provides that all stock awards available for grant under the plan will be automatically granted to employees and outside directors in proportion to the grants of awards previously made under the 2006 Stock Incentive Plan and the 2000 Stock Option Plan. In the event of a Change in Control, the 2000 Stock Option Plan provides that each option award under the Plan will become fully exercisable and remain exercisable for the duration of its term. In addition, the Plan provides that all options available for grant under the Plan will be automatically granted to current employees and outside directors in proportion to grants of options previously granted under the 2000 Stock Option Plan and the Amended and Restated 1997 Incentive Plan at a weighted average exercise price of all options granted under such Plans. Under both Plans, “Change in Control” has the same meaning as described above under “Employment Agreements Involuntary or Constructive Termination Following a Change in Control.”

Supplemental Executive Retirement Plan — Involuntary or Constructive Termination

In the event of a “change in control” participants in the Supplemental Executive Retirement Plan are entitled to a lump sum contribution equal to the supplemental retirement income benefit contribution required for the year in which the change in control occurs plus the present value of the total supplemental retirement income benefit contributions which would have been required for the three years following the year in which the change in control occurs.

Summary of Potential Payments Upon Termination or Change in Control

The following tables summarize potential payments to each executive officer listed on the summary compensation table assuming a triggering termination of employment occurred on December 31, 2009, the last business day of the 2009 fiscal year. The tables do not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

John R. Garbarino

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control. (7)		Death
Cash Compensation	$3,232,114	(1)			$3,018,906
Value of Continued Health and Welfare Benefits	$70,794	(2)			$70,794	(2)
Acceleration of Stock and Option Awards			$353,016	(3)			$353,016	(3)
Automatic Option Grant			—	(4)			—
Automatic Stock Grant			$793,642	(5)
SERP Contribution			$1,263,573	(6)			$2,444,727	(8)
Total	$3,302,908		$2,410,231		$3,089,700		$2,797,743

(1)	Represents estimated lump sum payments and benefits due for the remaining three-year term of the employment agreement based on current year levels of base salary, incentive plan payment and employee benefit plan contributions.
(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for 36 months following termination.
(3)	Represents the value of accelerated vesting of 31,268 shares of restricted Company stock and stock options covering 112,680 shares of Company stock. The accelerated stock options have a $0 value as the strike prices of the accelerated shares are above the closing price of $11.29 at December 31, 2009.
(4)	Represents the value of an automatic change in control award of 13,842 options under the 2000 Stock Option Plan. The automatic options would have an exercise price per share equal to the fair market value of a share of Company common stock as of the date of the change in control. This amount assumes that the automatic options would be immediately terminated in connection with the change in control and would not remain outstanding after the change in control.

(5)	Represents the value of an automatic change in control award of 70,296 shares of Company common stock under the 2006 Stock Incentive Plan.
(6)	Represents the value of the lump sum change in control SERP contribution equal to the present value of the contributions that would be required for the three years following the change in control.
(7)	Executive would also receive benefits set forth under “Change in Control.”
(8)	Represents the lump sum value of the remaining SERP contributions that would be required following the death of the executive.

Michael J. Fitzpatrick

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control. (7)		Death
Cash Compensation	$1,136,317	(1)			$1,081,023
Value of Continued Health and Welfare Benefits	$63,053	(2)			$63,053	(2)
Acceleration of Stock and Option Awards			$110,642	(3)			$110,642	(3)
Automatic Option Grant				(4)
Automatic Stock Grant			$313,997	(5)
SERP Contribution			$211,230	(6)			$1,203,977	(8)
Total	$1,199,370		$635,869		$1,144,076		$1,314,619

(1)	Represents estimated lump sum payments and benefits due for the remaining three-year term of the employment agreement based on current year levels of base salary, incentive plan payment and employee benefit plan contributions.
(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for 36 months following termination.
(3)	Represents the value of accelerated vesting of 9,800 shares of restricted Company stock and stock options covering 41,160 shares of Company stock. The accelerated stock options have a $0 value as the strike prices of the accelerated shares are above the closing price of $11.29 at December 31, 2009.
(4)	Represents the value of an automatic change in control award of 5,146 options under the 2000 Stock Option Plan. The automatic options would have an exercise price per share equal to the fair market value of a share of Company common stock as of the date of the change in control. This amount assumes that the automatic options would be immediately terminated in connection with the change in control and would not remain outstanding after the change in control.
(5)	Represents the value of an automatic change in control award of 27,812 shares of Company common stock under the 2006 Stock Incentive Plan.
(6)	Represents the value of the lump sum change in control SERP contribution equal to the present value of the contributions that would be required for the three years following the change in control.
(7)	Executive would also receive benefits set forth under “Change in Control.”
(8)	Represents the lump sum value of the remaining SERP contributions that would be required following the death of the executive.

Vito R. Nardelli

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control. (7)		Death
Cash Compensation	$1,345,508	(1)			$1,146,369
Value of Continued Health and Welfare Benefits	$73,371	(2)			$73,371	(2)
Acceleration of Stock and Option Awards			$123,603	(3)			$123,603	(3)
Automatic Option Grant				(4)
Automatic Stock Grant			$187,945	(5)
SERP Contribution			$212,108				$415,273	(8)
Total	$1,418,879		$523,656	(6)	$1,219,740		$538,876

(1)	Represents estimated lump sum payments and benefits due for the remaining three-year term of the employment agreement based on current year levels of base salary, incentive plan payment and employee benefit plan contributions. The amount in brackets reflects the payment that would be made if the golden parachute payments under CPP did not apply.
(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for 36 months following termination.
(3)	Represents the value of accelerated vesting of 10,948 shares of restricted Company stock and stock options covering 41,160 shares of Company stock. The accelerated stock options have a $0 value as the strike prices of the accelerated shares are above the closing price of $11.29 at December 31, 2009.
(4)	Represents the value of an automatic change in control award of 1,297 options under the 2000 Stock Option Plan. The automatic options would have an exercise price per share equal to the fair market value of a share of Company common stock as of the date of the change in control. This amount assumes that the automatic options would be immediately terminated in connection with the change in control and would not remain outstanding after the change in control.
(5)	Represents the value of an automatic change in control award of 16,647 shares of Company common stock under the 2006 Stock Incentive Plan.
(6)	Represents the value of the lump sum change in control SERP contribution equal to the present value of the contributions that would be required for the three years following the change in control
(7)	Executive would also receive benefits set forth under “Change in Control.”
(8)	Represents the lump sum value of the remaining SERP contributions that would be required following the death of the executive.

Joseph J. Lebel III

Payments and Benefits	Involuntary or Constructive Termination	Change in Control		Involuntary or Constructive Termination following a Change in Control. (5)		Death
Cash Compensation	—			$439,023
Value of Continued Health and Welfare Benefits	—			$61,596	(6)
Acceleration of Stock and Option Awards	—	$46,436	(1)			$46,436	(1)
Automatic Option Grant	—		(2)
Automatic Stock Grant	—	$42,778	(3)
SERP Contribution	—	—	(4)			—	(7)
Total	—	$89,214		$500,619		$46,436

(1)	Represents the value of accelerated vesting of 4,113 shares of restricted Company stock and stock options covering 12,370 shares of Company stock. The accelerated stock options have a $0 value as the strike prices of the accelerated shares are above the closing price of $11.29 at December 31, 2009.
(2)	Represents the value of an automatic change in control award of 270 options under the 2000 Stock Option Plan. The automatic options would have an exercise price per share equal to the fair market value of a share of Company common stock as of the date of the change in control. This amount assumes that the automatic options would be immediately terminated in connection with the change in control and would not remain outstanding after the change in control.
(3)	Represents the value of an automatic change in control award of 3,789 shares of Company common stock under the 2006 Stock incentive Plan.
(4)	Represents the value of the lump sum change in control SERP contribution equal to the present value of the contributions that would be required for the three years following the change in control.
(5)	Executive would also receive benefits set forth under “Change in Control.”
(6)	Approximate lump sum value of continued life, medical, dental and disability coverage for 36 months following termination.
(7)	Represents the lump sum value of the remaining SERP contributions that would be required following the death of the executive.

John K. Kelly

Payments and Benefits	Involuntary or Constructive Termination	Change in Control		Involuntary or Constructive Termination following a Change in Control. (6)		Death
Cash Compensation	—			$326,809
Value of Continued Health and Welfare Benefits	—			$62,810	(4)
Acceleration of Stock and Option Awards	—	$46,436	(1)			$46,436	(1)
Automatic Option Grant	—		(2)
Automatic Stock Grant	—	$105,426	(3)
SERP Contribution	—	$141,640	(5)			$268,427	(7)
Total	—	$293,502		$389,619		$314,863

(1)	Represents the value of accelerated vesting of 4,113 shares of restricted Company stock and stock options covering 13,720 shares of Company stock. The accelerated stock options have a $0 value as the strike prices of the accelerated shares are above the closing price of $11.29 at December 31, 2009.
(2)	Represents the value of an automatic change in control award of 1,709 options under the 2000 Stock Option Plan. The automatic options would have an exercise price per share equal to the fair market value of a share of Company common stock as of the date of the change in control. This amount assumes that the automatic options would be immediately terminated in connection with the change in control and would not remain outstanding after the change in control.
(3)	Represents the value of an automatic change in control award of 9,338 shares of Company common stock under the 2006 Stock Incentive Plan.
(4)	Approximate lump sum value of continued life, medical, dental and disability coverage for 36 months following termination.
(5)	Represents the value of the lump sum change in control SERP contribution equal to the present value of the contributions that would be required for the three years following the change in control.
(6)	Executive would also receive benefits set forth under “Change in Control.”
(7)	Represents the value of the remaining SERP contributions that would be required following the death of the executive.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Joseph J. Burke	66,500	4,359	4,348	—	11,911	87,118
Angelo Catania	56,900	4,359	4,348	—	9,068	74,675
John W. Chadwick	56,100	4,359	4,348	—	7,820	72,627
Carl Feltz, Jr.	50,900	4,359	4,348	—	9,068	68,675
Donald E. McLaughlin	56,900	4,359	4,348	—	9,068	74,675
Diane F. Rhine	62,700	4,359	4,348	2,840	9,068	83,315
John E. Walsh	65,700	4,359	4,348	3,629	—	78,036

(1)	Aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.
(2)	For awards of stock, the amounts presented above reflect the full grant date fair value computed in accordance with FASB ASC Topic 718. Each director received a grant of 355 stock awards in 2009. The grant date fair value of these stock awards computed in accordance with FASB ASC Topic 718 is expensed over a five year vesting period. Each of the directors had the following number of stock awards outstanding at the end of fiscal 2009: Mr. Burke, 1,021; Mr. Catania, 1,021; Mr. Chadwick, 1,021; Mr. Feltz, Jr., 1,021; Mr. McLaughlin, 1,021; Ms. Rhine, 1,021; and Mr. Walsh, 1,021.
(3)	For awards of stock options, the amounts are based on the grant date fair value computed in accordance with FASB ASC Topic 718. Each director received a grant of 2,363 stock options in 2009. Each of the directors had vested and unvested options to purchase the following number of shares of Company common stock outstanding at the end of fiscal 2009: Mr. Burke, 9,976; Mr. Catania, 9,976; Mr. Chadwick, 28,976; Mr. Feltz, Jr., 28,976; Mr. McLaughlin, 28,976; Ms. Rhine, 28,976; and Mr. Walsh, 69,236.
(4)	Reflects above-market or preferential earnings on non-tax-qualified deferred compensation.
(5)	Company paid medical benefits.

Cash and Stock Retainers and Meeting Fees for Non-Employee Directors

The following tables set forth the applicable retainers and fees that will be paid to non-employee directors for their service on the Board of Directors of the Bank and the Board of Directors of the Company. Until a Director attains the stock ownership levels required under the Company’s stock ownership guidelines for directors, the Company and Bank retainers will be paid in the form of Company stock.

Directors of OceanFirst Bank:
Annual Retainer	$ 15,000 (paid in quarterly installments)
Fee per Board Meeting (Regular or Special)	$ 1,000
Fee per Committee Meeting	$ 800
Directors of OceanFirst Financial Corp.:
Annual Retainer	$ 20,000 (paid in quarterly installments)
Additional Annual Cash Retainer for the Chairperson of each of the Audit and Corporate Governance/Nominating Committees	$ 8,000
The Human Resources/Compensation Committee	$ 5,000

Deferred Compensation Plan for Directors

The Bank maintains a deferred compensation plan for the benefit of outside directors. The plan is a non-qualified arrangement which offers participating directors the opportunity to defer compensation through a reduction in fees in lieu of a promise of future benefits. Such benefits are payable commencing at an age mutually agreed upon by the Bank and the participating director (the “Benefit Age”). The benefits equal the account balance of the director annuitized over a period of time mutually agreed upon by the Bank and the director, and then reannuitized at the beginning of each calendar year thereafter. Lump sum payouts are also available upon eligibility for distribution of benefits or in the event of the death of the director. The account balance equals deferrals and interest. Currently, the plan credits interest on deferrals at a rate equal to the sum of (i) the “Stable Fund” investment option in the Bank’s qualified 401(k) plan plus (ii) 250 basis points. Early distribution of benefits may occur under certain circumstances which include change in control, financial hardship, termination for cause, disability or termination of the plan by authorization of the Board of Directors.

HUMAN RESOURCES/COMPENSATION COMMITTEE REPORT

The Human Resources/Compensation Committee acts pursuant to the Human Resources/Compensation Committee Charter, a copy of which is available at the Company’s website (www.oceanfirst.com). The Human Resources/Compensation Committee reviews and reassesses the adequacy of the Human Resources/Compensation Committee Charter on an annual basis.

The Company offers the following plans in which the named executive officers participate:

•

Employment agreements for the Chairman, President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer and the Executive Vice President and Chief Operating Officer of the Bank;

•	Change in control agreements for other senior executive officers;

•	Incentive Compensation Plan;

•	2006 Stock Incentive Plan;

•	Nonqualified Deferred Compensation Plan for Executives;

•	Supplemental Executive Retirement Plan, referred to as the “SERP”;

•	The Bank employee loan discount program;

•	The OceanFirst Bank Employee Stock Ownership Plan and The OceanFirst Bank Matching Contribution Employee Stock Ownership Plan, referred to as the “ESOP”; and

•	The OceanFirst Bank Retirement Plan, referred to as the “401(k) plan”.

The Compensation Committee reviewed each of the above plans and agreements and determined that none of them encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company or the Bank. In this regard, the employment agreements with senior executive officers provide for severance payments if the officer is terminated by the Company without cause or following a change in control. The change in control agreements provide for severance benefits only in the event of termination following a change in control. In the event benefits are paid under the employment agreements, the executive would become subject to covenants not to compete for a period of one year in designated areas. In no event may a senior executive officer terminate employment without cause and receive benefits under the agreements.

The cash bonuses to be paid to senior executive officers under the Incentive Compensation Plan are based on the earnings per share, efficiency ratio, total shareholder return and average internal audit score of the Company. Bonuses for achieving targeted performance thresholds can range from 25% to 50% of base salary. The plan requires a minimum Company net income of $1.5 million and attainment of one of the performance measures in order to receive any bonus. The Compensation Committee believes that the level of the bonuses and performance targets act an as appropriate incentive and motivation to the executives without encouraging them to take unnecessary and excessive risks that threaten the value of the Company or the Bank

The equity plans were each approved by the stockholders of the Company and provide for the granting of stock options and restricted stock awards. The Compensation Committee believes that, to create value for stockholders, it is important to utilize long-term equity incentives as a part of compensation to align the interests of management with stockholders. The awards include a long-term vesting schedule to further encourage positive long-range performance and to assist in the retention of management. In light of the long-term nature of these equity awards, the Compensation Committee believes that these equity awards do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company or the Bank.

The Company maintains the Nonqualified Deferred Compensation Plan for Executives and the SERP for the benefit of key officers. The plans are designed to assist with the retention of key senior officers. The Deferred Compensation Plan allows the participants to defer up to 100% of base salary and annual bonus earned. The SERP provides supplemental retirement benefits. The Compensation Committee believes that these plans do not encourage participating senior executive officers to take unnecessary and excessive risks that threaten the value of the Company or the Bank as the benefits under these plans are paid out upon retirement and therefore do not encourage unnecessary short term risks.

The ESOP and 401(k) plans are tax-qualified plans that provide benefits to all employees who meet certain age and service requirements. Because participation and allocations in the plans are not based on Company or individual performance, the Compensation Committee believes that these plans do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company or the Bank.

The Compensation Committee believes that the above plans and agreements encourage the creation of long-term value instead of behavior focused on achieving short-term results.

In addition to those plans and arrangements identified above, the Company maintains a commission-based compensation plan for its residential mortgage lending employees. Compensation to residential mortgage lending employees represented approximately 9.6% of the total compensation paid in fiscal 2009. The substantial majority of this amount related to sales commissions paid to mortgage loan officers in lieu of a base salary. These loan officers are compensated based on loan origination volume, which is subject to approval by a separate credit underwriting approval process. Further, mortgage division variable compensation arrangements include provisions for the recapture of compensation on certain loans. The Company also maintains a variable cash incentive program for commercial division employees. The payment of bonuses under this arrangement is affected by the level of non-performing loans and credit costs. The Compensation Committee reviewed the structure and implementation of these arrangements and discussed the risks that face the Company and determined that the arrangements do not encourage unnecessary and excessive risks that threaten the value of the Company or the Bank or the manipulation of reported earnings to enhance the compensation of any employee.

The following certification is provided pursuant to the Interim Final Rule of the U.S. Department of the Treasury, 31 C.F.R. Part 31:

The Human Resources/Compensation Committee of OceanFirst Financial Corp. (the “Company”), hereby certifies that the Human Resources/Compensation Committee has:

1. Reviewed with the Chief Risk Officer of OceanFirst Bank, the Senior Executive Officer (“SEO”) incentive compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

2. Reviewed with the Chief Risk Officer of OceanFirst Bank, the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3. Reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee

The following is the report of the Human Resources/Compensation Committee with respect to the Company’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2009:

The Human Resources/Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on the review and discussions, the Human Resources/Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and the Company’s proxy statement for the annual meeting of stockholders to be held on May 6, 2010.

The Human Resources/Compensation Committee

Diane F. Rhine, Chairperson

Carl Feltz, Jr.

John E. Walsh

The above report of the Human Resources/Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

Human Resources/Compensation Committee Interlocks and Insider Participation

No person serving as a member of the Human Resources/Compensation Committee, Diane F. Rhine, Carl Feltz Jr., or John E. Walsh, during the past fiscal year, is or was a current or former officer or employee of OceanFirst Financial Corp. or OceanFirst Bank or engaged in certain transactions with OceanFirst Financial Corp. or OceanFirst Bank that are required to be disclosed by Securities and Exchange Commission regulations. See Transactions With Management—Other Transactions. Additionally, there are no compensation committee “interlocks,” which generally means that no executive officer of OceanFirst Financial Corp. or OceanFirst Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a Director or member of the Human Resources/Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires OceanFirst’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of the Company’s executive officers and directors, and greater than 10% beneficial owners have complied with all applicable reporting requirements for transactions in OceanFirst Common Stock during the fiscal year ended December 31, 2009, except for Mr. Joseph Iantosca, a Section 16 Officer, who experienced a late filing for a restricted stock award on February 18, 2009, and Mr. Joseph J. Lebel III who experienced a late filing for a purchase of Company shares through the 401(k) Plan on March 12, 2009.

Transactions with Management

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by OceanFirst Bank to its executive officers and directors as long as it is in compliance with federal banking regulations. The Bank’s policies require that all transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock, and affiliates thereof, contain terms no less favorable to the Bank than could have been obtained by it in arm’s length negotiations with unaffiliated persons and must be prior approved by a majority of independent outside directors of the Bank not having any interest in the transaction. All loans made by the Bank to its executive officers and directors were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Notwithstanding the above, the Bank offers to executive officers residential loans secured by their primary residence on terms not available to the public but available to all other full-time employees, as permitted under federal regulations. OceanFirst Bank has a policy of providing mortgage, home equity and auto loans to officers and employees who have completed one year of service, at a rate that is 1% below the Bank’s prevailing rate for the specific type of loan. The following chart reflects loans outstanding to executive officers and immediate family members sharing the same household as the executive officer, which were made at the discounted interest rate and which exceed $120,000 in the period presented. The information is presented as of December 31, 2009:

OCEANFIRST BANK CREDIT EXTENSIONS TO INSIDERS

AS OF DECEMBER 31, 2009

NAME	POSITION	LOAN TYPE	LARGEST AMOUNT OF PRINCIPAL OUTSTANDING IN 2009	PRINCIPAL OUTSTANDING AS OF DECEMBER 31, 2009	PRINCIPAL PAID IN 2009	INTEREST PAID IN 2009	CURRENT RATE
John R. Garbarino	Chairman, President and CEO	First Mortgage	$717,658	—	$717,658	$25,782	—

Other Transactions. On April 20, 2006, the Board of Directors placed a moratorium on any transactions between the Company and Bank and any director, their family members or affiliated entities. No such transactions took place in 2009.

Corporate Governance/Nominating Committee Procedures

General

It is the policy of the Corporate Governance/Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors. The Corporate Governance/Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance/Nominating Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Corporate Governance/Nominating Committee’s resources, the Corporate Governance/Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below:

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Corporate Governance/Nominating Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Corporate Governance/Nominating Committee, care of the Corporate Secretary, at the main office of the Company:

(1)	The name of the person recommended as a director candidate;

(2)	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;
(3)	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;
(4)	As to the shareholder making the recommendation, the name and address, as they appear on the Company’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and
(5)	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders, the recommendation must be received by the Corporate Governance/Nominating Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Criteria for Director Nominees

The Corporate Governance/Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. The same criteria are used for persons nominated by the Committee or by a shareholder. First a candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age limitation. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Corporate Governance/Nominating Committee will consider the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its stockholders; independence; and any other factors the Corporate Governance/Nominating Committee deems relevant, including age, diversity of skills, size of the Board of Directors and regulatory disclosure obligations.

The Corporate Governance/Nominating Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board of Directors at the time, and whether a director is expected to retire in the near future. While no single nominee may possess all of the skills needed to be a director, the Committee seeks to maintain a diversity of skills among the board members necessary for the optimal functioning of the Board in its oversight of the Company. The Committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the Securities and Exchange Commission’s regulations.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Corporate Governance/Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Nominees

Pursuant to the Corporate Governance/Nominating Committee Charter as approved by the Board, the Corporate Governance/Nominating Committee is charged with the central role in the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. The process the committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Corporate Governance/Nominating Committee relies on personal contacts of the committee and other members of the Board of Directors as well as its knowledge of members of the Company’s local communities. The Corporate Governance/Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth above. The Corporate Governance/Nominating Committee has not received any recommended nominees from the Company’s shareholders to be considered for election at this annual meeting. The Corporate Governance/Nominating Committee has not previously used nor currently uses an independent search firm to identify or evaluate potential director nominees.

Evaluation. In evaluating potential director candidates, the Corporate Governance/Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Corporate Governance/Nominating Committee will conduct a check of the individual’s background and interview the candidate.

Additional Information

Stockholder Proposals

In order to be eligible for inclusion in the Corporation’s proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation’s main office at 975 Hooper Avenue, Toms River, New Jersey, 08754, no later than December 7, 2010. If next year’s Annual Meeting is held on a date more than 30 calendar days from May 6, 2011, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such Annual Meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Stockholder Nominations

The Company’s Bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the Annual Meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 90 days before the date of the Annual Meeting; provided that if less than 100 days’ notice or prior public disclosure of the date of the Annual Meeting is given to stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the date of the Annual Meeting was mailed to stockholders or prior public disclosure of the meeting date was made. Stockholders must comply with the Company’s procedures to be followed by stockholders to submit a recommendation of a director candidate. See “Corporate Governance/Nominating Committee Procedures.” A copy of the full text of the Bylaw provisions discussed above may be obtained by writing the Corporate Secretary at 975 Hooper Avenue, Toms River, New Jersey 08754-2009.

Shareholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Communications regarding financial or accounting policies may be made to the Chairman of the Audit Committee, Joseph J. Burke, CPA at the Company’s address. Other communications to the Board of Directors may be made to the Chairman of the Corporate Governance/Nominating Committee, John E. Walsh at the Company’s address. Communications to individual directors may be made to such director at the Company’s address.

In addition, the Board of Directors encourages directors to attend the annual meeting of shareholders. All directors attended the annual meeting of shareholders held on May 7, 2009.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. The Company will pay Georgeson Inc., a proxy solicitation firm, a fee of $5,500 plus expenses to assist the Company in soliciting proxies.

The Company’s Annual Report to Stockholders has been mailed to persons who were stockholders as of the close of business on March 9, 2010. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholders Meeting to Be Held on May 6, 2010

The proxy statement and annual report to shareholders are available on the Company’s website (www.oceanfirst.com).

A copy of the Company’s Annual Report on Form 10-K, for the year ended December 31, 2009, as filed with the Securities and Exchange Commission may be accessed through the Company’s website (www.oceanfirst.com). A copy of the Form 10-K (without exhibits) will be furnished without charge to persons who were stockholders as of the close of business on March 9, 2010 upon written request to Jill Apito Hewitt, Senior Vice President and Investor Relations Officer, OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08754.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce the printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of the annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope. If you plan on attending and need directions to the meeting place, please contact Jill Apito Hewitt, Senior Vice President and Investor Relations Officer, OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08754.

By Order of the Board of Directors

John K. Kelly

Corporate Secretary

Toms River, New Jersey

April 2, 2010

You are cordially invited to attend the Annual Meeting of Stockholders in person. Whether or not you plan to attend the Annual Meeting, you are requested to sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

ANNUAL MEETING OF SHAREHOLDERS OF

OCEANFIRST FINANCIAL CORP.

May 6, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at www.oceanfirst.com.

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i     Please detach along perforated line and mail in the envelope provided.    i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AS DIRECTORS

SPECIFIED UNDER PROPOSAL 1, AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN

THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1. Election of Directors ☐ FOR ALL NOMINEES ☐ WITHHOLDING AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Donald E. McLaughlin O John E. Walsh

2.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting, an Annual Report to Stockholders and a Proxy Statement dated April 2, 2010.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here ●:

To change the address on your account, please check the box at right ☐ and indicate your new address in the address space above.	I plan to attend the Meeting. ☐
Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date:	Signature of Shareholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

OCEANFIRST FINANCIAL CORP.

ANNUAL MEETING OF SHAREHOLDERS

May 6, 2010

10:00 a.m.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints the Proxy Committee of the Board of OceanFirst Financial Corp. (the “Company”), each with full power of substitution to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held at The Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey on May 6, 2010, at 10:00 a.m. and at any and all adjournments thereof.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” each of the nominees as directors specified under Proposal 1, and “FOR” Proposal 2. If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

(Continued and to be signed on the reverse side)